UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Callon Petroleum Company
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CALLON
PETROLEUM

Thursday, May 9, 2019, at 9:00 a.m.
Hotel ZaZa, Wishmaker Ballroom
Houston, Texas

A JOINT LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER
March 28, 2019
DEAR FELLOW SHAREHOLDERS,

On behalf of the Board of Directors of Callon Petroleum Company, we are pleased to invite you to our 2019 Annual Meeting of Shareholders, which will take place on Thursday, May 9, 2019 at 9:00 a.m. Central Daylight Time (“CDT”), in the Wishmaker Ballroom of the Hotel ZaZa, located at 9787 Katy Freeway in Houston, Texas.
Today we are filing the Notice of Annual Meeting of Shareholders and the Proxy Statement which describe the matters to be acted upon at the meeting. This year we are asking our shareholders to elect directors, ratify the appointment of our auditors, and approve, on a non-binding advisory basis, the compensation of our named executive officers.
Callon had a strong year in 2018 that was reflected in industry-leading operating margins and competitive growth in production and reserves. With a high-quality Permian asset base and declining well obligations, we have now transitioned to a full-field, larger pad development model that has Callon well-positioned to deliver continued improvements capital efficiency and cash flow for our shareholders in 2019 and beyond. We remain steadfast in our long-term value focus, and all of our stakeholders benefit from our early infrastructure investments, a focus on responsible operations and values, and a talented workforce that was named a “Top Workplace” by the Houston Chronicle in 2018.
Your vote is important, and we encourage you to review this proxy statement and to vote promptly so that your shares will be represented at the meeting. On behalf of everyone at Callon, we want to thank you, our valued shareholders, for your continued support of the work we do.

Sincerely,

L. Richard Flury Chairman of the Board

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director

	L. Richard Flury Chairman of the Board	Joseph C. Gatto, Jr. President, Chief Executive Officer and Director

We encourage you to read our 2018 Annual Report, which includes our financial statements as of and for the year ended December 31, 2018. Please also refer to the sections captioned “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” for a description of the substantial risks and uncertainties related to the forward-looking statements included herein.

CALLON PETROLEUM      3

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

Dear Shareholders,
You are invited to participate in the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Callon Petroleum Company (“Callon,” the “Company,” “us,” “we,” “our” or like terms), a Delaware corporation.

Voting matters	Board Recommendation
Proposal 1: To elect two Class I directors to serve on our Board of Directors (the “Board”), each for three years	FOR each of the Class I directors
See page 7
Proposal 2: To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”)	FOR
See page 29
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR
See page 53

We will also transact other business that may properly come before the Annual Meeting.
This Notice of Annual Meeting of Shareholders and the Proxy Statement herein provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. The Board set March 15, 2019, as the record date (the “Record Date”) for the Annual Meeting. Holders of record of our common stock at the close of business on the Record Date are entitled to receive this notice of, and vote at, the Annual Meeting.
Beginning on or about March 28, 2019, we mailed an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our holders of record. The Notice contained instructions on how to access the Proxy Statement and related materials on the Internet and how to enter your voting instructions. Instructions for requesting a paper copy of the proxy materials are contained in the Notice.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,

Michol L. Ecklund Senior Vice President, General Counsel and Corporate Secretary Houston, Texas March 28, 2019

4      CALLON PETROLEUM

CALLON PETROLEUM      5

STRATEGY AND PERFORMANCE HIGHLIGHTS
Callon is an independent oil and natural gas company focused on the acquisition and development of unconventional onshore oil and natural gas reserves in the Permian Basin with a strong foundation that spans over 70 years. Callon’s mission is to build trust, create value and drive sustainable growth responsibly for our investors, our employees and the communities in which we operate. We are positioned to deliver value for our shareholders in 2019 and beyond through the following:

PREPARATION	PURPOSE	PRIORITIES
•    Significant scale attained via ~85,000 net acres of best in class Permian footprint with a high degree of operational control
•    Robust infrastructure network resulting from thoughtful multi-year planning and investment
•    Significant liquidity and healthy capital structure support development plans
•    Talented workforce with selective recent additions to our technical, operational and analytical teams

•    Creating value by delivering sustainable, prudent growth and corporate level returns in a responsible manner
•    Harvesting asset value from premier acreage position
•    “Life of field” development, balancing capital efficiency and longer term reinvestment
•    Thoughtful capital allocation to focus on value maximization

•    Executing consistently with our core values, including responsibility, integrity and respect
•    Sustainable organic growth funded with internally generated cash flow
•    Large pad development, benefiting resource optimization and capital efficiency
•    Preservation of leading cash margins through cost management and leveraging of existing infrastructure
•    Select asset monetization opportunities to enhance returns on capital

2018 was a year of significant progress in the maturity of Callon’s Permian operations as we continued to grow cash margins, production and reserves while transitioning to scaled development of our high quality asset base. The Company also added approximately 35,000 highly complementary net surface acres to our Delaware Basin operating area that promote efficiencies through increased operational scale, longer laterals and integration of infrastructure. Key operational and financial highlights include:

Increased daily production approximately 44% year-over-year to 32,900 barrels of oil equivalent ("Boe") per day in 2018, with a sustained oil content of 79%.	Completed the acquisition of 34,523 net working interest acres and 1,530 net mineral acres and traded 4,420 net acres to further longer-lateral development.
Increased estimated net proved reserves by nearly 74% year-over-year to 238.5 million barrels of oil equivalent (“MMBoe”), which replaced 690% of 2018 production.	Divested 3,540 net acres as part of ongoing asset rationalization initiatives.
Achieved a “drill bit” finding and development (“F&D”) cost(i) of $7.03 per Boe and provided developed finding and development cost(i) of $13.40 per Boe.	Expanded our dual-basin recycling program that utilized 4.2 million barrels of produced water, significantly reducing freshwater needs and our environmental footprint.
Generated operating margins of $40.16 per Boe, among the highest within the industry.	Improved safety and environmental performance including reductions of over 40% for recordable incident rates and spills to the environment.
Decreased lease operating expense (“LOE”) per Boe by 3% versus 2017, representing the fifth consecutive year of cost reduction.	Increased liquidity by expanding the borrowing base to $1.1 billion with an elected commitment of $850 million.
Realized net income of $300.4 million and generated Adjusted EBITDA(i) of $432.5 million relative to cash drilling and completion capital expenditures of $403.5 million.	Issued $400MM of Senior Notes at an effective yield of 6.4%, contributing to an improved cost of capital.

(i)	See Appendix A for a reconciliation of Non-GAAP financial measures
Coming off a strong 2018, Callon remains driven by a long-term value focus, and our progress in maturing our operations and production base in recent years now allows us to drive continued improvements in our cash flow profile and corporate-level returns. In 2019 and beyond, the Company is well-positioned to progress efficiencies in our development program through larger pad developments, increased lateral lengths, reduced leasehold obligations and leveraging of established infrastructure for the benefit of our shareholders.

6      CALLON PETROLEUM

Proposal 1 Election of Class I Directors
The Board of Directors Recommends a vote FOR each of the Class I director nominees named in this Proxy Statement
•    Our director nominees provide experience and perspectives that enhance the overall strategic and oversight functions of Callon’s Board.
•    For more information about the nominees’ experience, skills, and qualifications, please see page 9.

Board of Directors
Process for Selecting Directors
Director Identification and Selection
Criteria. The Nominating and Corporate Governance Committee has established guidelines for considering nominations to our Board. The Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon achieving the goal of a well-rounded, diverse Board that functions collegially as a unit. While not an exhaustive list, key criteria include:

•	Relevant oil and gas exploration and production industry knowledge and experience;

•	Complimentary mix of backgrounds and experience in areas including business, finance, accounting, technology, and strategy;

•	Personal qualities of leadership, character, judgment and personal and professional integrity and high ethical standards;

•	The candidate’s ability to exercise independent and informed business judgment;

•	Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at meetings;

•	Diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age, and other individual qualifications and attributes;

•
The ability to work with other members of the Board, the CEO and senior officers of the Company in a constructive and collaborative fashion to achieve the Company’s goals and implement its strategy; and

•	In the case of an incumbent director, such director’s past performance on the Board.
The Nominating and Corporate Governance Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience to perform its oversight role satisfactorily for our shareholders. In making its determinations, the Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the active, objective, and constructive participation in meetings and the strategic decision-making processes.
Diversity. Our Corporate Governance Guidelines set forth our policy with respect to Board diversity. We are committed to building a diverse Board comprised of individuals from different backgrounds, including differences in viewpoints, education, gender, race or ethnicity, age, and other individual qualifications and attributes. To accomplish this, the Nominating and Corporate Governance Committee will continue to require that search firms engaged by the Company seek to present a robust selection of women and ethnically diverse candidates in all prospective director candidate pools.
Nominating Process. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service and any potential need to expand the Board to include additional expertise. Current members with a record of quality contribution to the Board whose experience contributes to a complementary mix of backgrounds that enhance the Board are renominated. When vacancies become available, the Committee may seek input from industry experts or engage third-party search firms to help source particular areas of expertise or backgrounds.

CALLON PETROLEUM      7

PROPOSAL 1

Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. As a reflection of this philosophy, if all of the nominees are elected to the Board, following the Annual Meeting:

5/8 directors will have tenures of five or fewer years.	7/8 directors will be independent.
Majority Vote Standard
Our Corporate Governance Guidelines provide for a majority voting policy in uncontested director elections. The Company believes that the majority vote standard ensures accountability and the opportunity for a positive mandate from the Company’s shareholders. At any shareholder meeting for the election of directors at which a quorum is present, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (“Majority Withheld Vote”) shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the shareholder vote, unless the number of nominees exceeds the number of directors to be elected as of the Record Date for such meeting, in which event the directors shall be elected by a plurality of the votes cast. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the Nominating and Corporate Governance Committee.
If a director nominee receives a Majority Withheld Vote, then promptly following the certification of the election results, the Nominating and Corporate Governance Committee will consider any factors it deems relevant to the best interests of the Company and our shareholders in determining whether to accept the director’s resignation and recommend to the Board that action to be taken with respect to the tendered resignation. Within 120 days following certification of the shareholder vote, the Board shall consider the recommendation and make a determination as to whether to accept or reject such director’s resignation and shall notify the director concerned of its decision. We will also promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC.
If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote. All shares of common stock represented by proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the 2019 Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the 2019 Annual Meeting in order to eliminate the vacancy. Your proxy cannot be otherwise voted for a person who is not named in this Proxy as a candidate for director or for a greater number of persons than the number of director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board recommends a vote FOR each of the two Class I director nominees.

8      CALLON PETROLEUM

PROPOSAL 1

Directors Nominated For Re-Election
The Board currently consists of eight directors. Consistent with our Certificate of Incorporation, the current Board is divided into three classes designated as Class I, Class II, and Class III, each with staggered, three-year terms. Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated two continuing Class I Directors, Messrs. Michael L. Finch and Larry D. McVay, to stand for re-election or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.
The following biographies reflect the particular experience, qualifications, attributes, and skills that led the Board to conclude that each nominee should stand for re-election to serve on the Board:
Class I Directors

Michael L. Finch
Former Chief Financial Officer (Retired) of Stone Energy Corporation

Michael Finch has served as a member of the Board since 2015. He spent nearly 20 years affiliated with Stone Energy Corporation, a publicly-traded oil and gas exploration company, from which he retired as Chief Financial Officer and a member of the Board of Directors in 1999. Prior to his service with Stone Energy, he was employed by Arthur Andersen & Co.
Mr. Finch was an independent director of Petroquest Energy, Inc. a publicly-traded oil and gas company, from 2003–2016, where he served as chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Finch currently serves on the advisory board of C.H. Fenstermaker & Associates, a multi-disciplinary consulting firm that specializes in surveying and mapping, engineering and environmental consulting.
Mr. Finch holds a B.S. in Accounting from the University of South Alabama and was licensed as a Certified Public Accountant (currently inactive).
SKILLS AND QUALIFICATIONS:
Mr. Finch’s extensive financial, accounting, and operating experience within the oil and gas industry are extremely valuable to the Board and qualify him as a director. In particular, Mr. Finch’s accounting background and status as a “financial expert” provide the Board valuable perspective on issues facing audit committees.

INDEPENDENT Age 63 Director Since 2015 Callon Committees: Audit, Compensation, Strategic Planning & Reserves

Larry D. McVay
Managing Director of Edgewater Energy, LLC

Larry McVay has served as a member of the Board since 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company, since 2007. From 2003–2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. From 2000–2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP plc. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.
Mr. McVay is a director of Linde plc, a publicly-traded industrial gas and engineering company. Previously, Mr. McVay was a director of Praxair, Inc., an industrial gases company in North and South America, until Praxair, Inc. and Linde AG combined to create Linde plc in 2018.  Additionally, Mr. McVay was previously a director of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018.
Mr. McVay earned a B.S. in Mechanical Engineering from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995.
SKILLS AND QUALIFICATIONS:
Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental, risk, and safety. We believe that this experience and his knowledge of the exploration and production industry, particularly in the Permian Basin, as well as his senior executive experience, service on other boards, and independence, provide valuable insight in the development of our long-term strategies and qualify him for service on our Board.

INDEPENDENT Age 71 Director Since 2007 Callon Committees: Strategic Planning & Reserves (Chairman), Audit, Nominating & Corporate Governance Other Current Directorships: Linde plc

CALLON PETROLEUM      9

CORPORATE GOVERNANCE
Directors Continuing in Office
Biographical information for our directors continuing in office is set forth below. These individuals are not standing for re-election at this time:
Class II Directors

Matthew R. Bob
President of Eagle Oil and Gas; Managing Member of MB Exploration

Matthew Bob has served as a member of the Board since 2014. Mr. Bob currently serves as President of Eagle Oil and Gas and has been the founder and managing member of MB Exploration and affiliated companies since 1994. Previously, Mr. Bob served as President of Hall Phoenix Energy LLC, a privately held oil and gas exploration company, from 2009–2011. Prior to forming MB Exploration, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions.
Mr. Bob holds a B.A. in Geology from St. Louis University, an M.S. in Geology from Memphis University, and is a graduate of Harvard University’s Executive Management Program. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana.
SKILLS AND QUALIFICATIONS:
Mr. Bob’s extensive knowledge of the exploration and production industry and technical expertise are assets to the Board and qualify him as a director. His experience as a senior executive further strengthens the strategic and oversight functions of the Board.

INDEPENDENT Age 62 Director Since 2014 Callon Committees: Compensation (Chairman), Nominating & Corporate Governance, Strategic Planning & Reserves

Anthony J. Nocchiero
Former SVP and Chief Financial Officer (Retired) of CF Industries, Inc.

Anthony Nocchiero has served as a member of the Board since 2011. Mr. Nocchiero retired as Senior Vice President and Chief Financial Officer for CF Industries, Inc. in 2010, a position he had held since 2007. From 2005–2007, he was the Vice President and Chief Financial Officer for Merisant Worldwide, Inc. Prior to that, Mr. Nocchiero was self-employed as an advisor and private consultant from 2002–2005. From 1999–2001, Mr. Nocchiero served as Vice President and CFO of BP Chemicals, the global petrochemical business of BP plc. Prior to that, he spent 24 years with Amoco Corporation in various financial and management positions, including service as Amoco’s Vice President and Controller from 1998–1999.
Mr. Nocchiero has previous experience serving as a board member of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce.
Mr. Nocchiero holds a B.S. degree in Chemical Engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.
SKILLS AND QUALIFICATIONS:
Mr. Nocchiero’s broad financial, accounting and operating experience within the energy industry are valuable to the Board and make him a meaningful contributor as a director. Additionally, Mr. Nocchiero’s status as a “financial expert” and knowledge of public company reporting requirements add meaningful insights to our Board and Audit Committee.

INDEPENDENT Age 68 Director Since 2011 Callon Committees: Audit (Chairman), Compensation, Nominating & Corporate Governance, Strategic Planning & Reserves

10      CALLON PETROLEUM

CORPORATE GOVERNANCE

James M. Trimble
Former Chief Executive Officer and President (Retired) of Stone Energy Corporation

James Trimble has served as a member of the Board since 2014. Most recently, Mr. Trimble served as the interim Chief Executive Officer and President of Stone Energy Corporation from 2017–2018. Prior to that, Mr. Trimble served as CEO and President of PDC Energy, Inc. from 2011 until his retirement in 2015. Mr. Trimble was Managing Director of Grand Gulf Energy Limited, a public company traded on the Australian Securities Exchange, and President and CEO of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma, from 2005–2010. Earlier in his career, Mr. Trimble was CEO of TexCal (formerly Tri-Union Development) and CEO of Elysium Energy, a privately held oil and gas exploration company. Prior to that, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly-traded independent energy company.
Mr. Trimble currently serves as a director of Talos Energy, a publicly-traded oil and gas exploration company, and Chairman of the Board of Crestone Peak Resources LLC, a privately held oil and gas exploration company. Previously, Mr. Trimble was a director of Stone Energy Corporation from 2017–2018, PDC Energy from 2009–2016, C&J Energy Services from 2016–2017, Seisgen Exploration from 2008–2015; Grand Gulf Energy from 2009–2012, and Blue Dolphin Energy from 2002–2006.
Mr. Trimble was an officer of PDC Energy in September 2013, when each of the twelve partnerships for which the company was the managing general partner filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division and was on the board of C&J Energy Services when it filed for bankruptcy in the court of the Southern District of Texas, Houston Division in July 2016.
Mr. Trimble graduated from Mississippi State University where he majored in petroleum engineering for undergraduate (Bachelor of Science) and graduate studies. He is a Registered Professional Engineer in the State of Texas.
SKILLS AND QUALIFICATIONS:
Mr. Trimble’s deep knowledge of the exploration and production industry and his leadership experience at previous companies strengthen the strategic and oversight functions of our Board. His experience on the boards of several other public companies provide valuable perspective on best practices relating to corporate governance, management and strategic transactions.

INDEPENDENT Age 70 Director Since 2014 Callon Committees: Nominating & Corporate Governance (Chair), Strategic Planning & Reserves, Compensation Other Current Directorships: Talos Energy

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CORPORATE GOVERNANCE

Class III Directors

Major General (Ret.) Barbara J. Faulkenberry
Major General (Ret.) of the U.S. Air Force

Barbara Faulkenberry has served as a member of the Board since 2018. Ms. Faulkenberry retired from the U.S. Air Force in 2014 as a Major General (2-stars) after a 32-year career, finishing in the top 150 leaders of a 320,000-person global organization. Her last assignment was as Vice Commander (COO) and interim Commander (CEO) of a 37,000-person organization conducting all global Department of Defense air cargo, passenger, and medical patient movements with 1,100 military aircraft plus contracted commercial aircraft.
Ms. Faulkenberry is currently an independent director for USA Truck, a publicly-traded provider of logistics and trucking services across North America, where she serves as chair of the Technology Committee and as a member of the Nominating and Corporate Governance Committee.
Ms. Faulkenberry received a B.S. degree from the Air Force Academy in 1982, an M.B.A. from Georgia College in 1986, and a Master of National Security from the National Defense University in 1999. She has also attended strategic leadership courses at Harvard, Cambridge, and Syracuse Universities.
SKILLS AND QUALIFICATIONS:
Ms. Faulkenberry brings to the Company senior leadership experience in the areas of supply chain management, logistics, strategic planning, risk management, technology, cyber security, and leadership development. Additionally, she is a NACD Board Leadership Fellow and earned the Carnegie Mellon/NACD CERT Certificate in Cybersecurity Oversight, both of which contribute to best practices in corporate governance and cyber security and provide great value to the Board.

INDEPENDENT Age 59 Director Since 2018 Callon Committees: Audit, Nominating & Corporate Governance, Strategic Planning & Reserves Other Current Directorships: USA Truck, Inc.

L. Richard Flury
Chairman of the Board Former Chief Executive (Retired) for Gas, Power & Renewables of BP plc

Richard Flury has served as a member of the Board since 2004 and has served as Chairman since 2017. He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive for Gas and Power and Renewables in 2001. Prior to Amoco’s merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger.
Mr. Flury is a director of McDermott International, a publicly-traded engineering, procurement and construction company. Mr. Flury was a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018. Previously, Mr. Flury was a member of the Board of QEP Resources, Inc., a publicly-traded oil and gas exploration company, from 2010–2015.
He is a graduate of the University of Victoria (Canada) where he studied geology.
SKILLS AND QUALIFICATIONS:
Mr. Flury’s deep knowledge of the energy industry and years of executive and management experience provide him with a valuable insights into the strategic issues affecting companies in the oil and gas industry that are helpful to our Company and Board. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance that we believe further enhances our Board.

INDEPENDENT Age 71 Director Since 2004 Callon Committees: Audit, Compensation, Strategic Planning & Reserves Other Current Directorships: McDermott International

12      CALLON PETROLEUM

CORPORATE GOVERNANCE

Joseph C. Gatto, Jr.
President, Chief Executive Officer and Director

Joseph C. Gatto, Jr. is President, Chief Executive Officer and Director of Callon. Mr. Gatto was elected to the Board in 2018. He has served as the Company's CEO since 2017 and as President since 2016. Prior to his appointment as CEO, he served as Chief Financial Officer and Treasurer of the Company from 2014–2017, and held various other senior leadership positions within the Company since joining Callon in 2012.
Prior to joining the Company, Mr. Gatto served as Head of Structuring and Execution with Merrill Lynch Commodities from 2010–2011, as the founder of MarchWire Capital, LLC, a financial advisory and strategic consulting firm in 2009, and as a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from 1997–2009.
Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A.
SKILLS AND QUALIFICATIONS:
Mr. Gatto’s extensive experience in investment banking and the oil and gas industry make him a valuable addition to the Board. Additionally, Mr. Gatto's knowledge of the Company and strong background in capital markets, transactions, strategic planning, and investor relations provide the Board with essential insight and guidance.

Age 48 Director Since 2018

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CORPORATE GOVERNANCE

Current Composition of the Board
The following table provides information with respect to the skills and experience of all current directors and the nominees for Class I terms who have been nominated to stand for election at the 2019 Annual Meeting.

Name	Matthew R. Bob	Barbara J. Faulkenberry	Michael L. Finch	L. Richard Flury (Chairman)	Joseph C. Gatto, Jr.	Larry D. McVay	Anthony J. Nocchiero	James M. Trimble
Age (May 9, 2019)	62	59	63	71	48	71	68	70
Tenure (as of May 9, 2019)	5	1	4	15	1	12	8	5
Gender Diversity		●
CEO/President Experience	●			●	●			●
Senior Executive Leadership	●	●	●	●	●	●	●	●
Outside Public Boards (current)		●		●		●		●
Outside Public Boards (prior)		●	●	●		●	●	●
E&P Industry Experience	●		●	●	●	●	●	●
Energy (Other than E&P) Industry Experience			●	●	●	●	●
Financial Expert			●				●
Financial Literacy	●	●	●	●	●	●	●	●
Financial Oversight/Accounting			●	●	●	●	●	●
Petroleum and Other Engineering						●	●	●
Geologist or Geophysicist	●			●
Government/Public Policy/Regulatory		●				●
HES Experience/Environmental						●		●
Strategic Advising		●		●	●	●	●
Investment Banking					●
Supply Chain		●				●
Technology/IT/Cybersecurity		●				●	●	●

14      CALLON PETROLEUM

CORPORATE GOVERNANCE

Director Compensation
The compensation of our non-employee directors is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation, we consider the responsibilities of our directors, the significant amount of time the directors spend fulfilling their duties, and the competitive market for skilled directors.
Annually the Compensation Committee directly engages Meridian to conduct an analysis of director compensation and recommend any adjustments to the total annual compensation of the non-employee directors. Specifically, Meridian evaluates competitive market data, utilizing the same Peer Group used for executive compensation market data (see page 36). The Compensation Committee generally targets total compensation near the median of this Peer Group. The Company's director compensation program generally consists of cash retainers and an annual grant of Restricted Stock Units ("RSUs") awarded under the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan”). The RSU grants are awarded to match competitive practices and encourage a long-term alignment with shareholders.
In March 2018, with input from compensation advisor Meridian, the Compensation Committee reviewed the competitiveness of the director compensation package. Relative to the Initial 2018 Peer Group (page 36), the director compensation package fell below the 25th percentile. Accordingly, upon recommendation from the Compensation Committee, in May 2018 the Board approved a market-based increase in the annual cash retainer to $80,000 and the annual restricted stock unit grant to $165,000. With these increases, the average total compensation for Callon directors is at approximately the median of the Peer Group.
For 2018, the Company's non-employee director compensation consisted of the following:

Board member cash retainer	$80,000
Restricted Stock Unit (RSU) Grant Value	$165,000
Chairmen Fees
Non-Executive Chair	$120,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporative Governance Committee Chair	$10,000
Strategic Planning and Reserves Committee Chair	$10,000
Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board and Committee meetings. If a member of our Board is an officer or employee of the Company, they do not receive compensation for their service as a director.
The RSUs granted to directors in 2018 will vest on the first anniversary date following the grant, or on the date of the Company’s 2019 Annual Meeting of Shareholders, whichever occurs first.
Directors have the opportunity to make an annual election to defer some or all of their cash retainer or annual stock award pursuant to the terms of a Deferred Compensation Plan for non-employee directors until separation from service as a director. All deferrals under the plan are credited as phantom stock units of Callon stock. Callon's directors are subject to stock ownership guidelines of five times the annual cash retainer of $80,000. For more information on the stock ownership guidelines see page 42.

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CORPORATE GOVERNANCE

The table below indicates the total compensation earned during 2018 for each non-employee director:
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2018

Director	Fees Earned or Paid in Cash(a)		Stock Awards(b)	All Other Compensation	Total
Matthew R. Bob	$95,000	(c)	$165,000	$0	$260,000
Barbara J. Faulkenberry	$80,000	(d)	$165,000	$0	$245,000
Michael L. Finch	$80,000	(d)	$165,000	$0	$245,000
L. Richard Flury	$200,000	(e)	$165,000	$0	$365,000
Larry D. McVay	$90,000	(f)	$165,000	$0	$255,000
Anthony J. Nocchiero	$100,000	(g)	$165,000	$0	$265,000
James M. Trimble	$90,000	(h)	$165,000	$0	$255,000

(a)	Does not include reimbursement of expenses associated with attending Board and Committee meetings.

(b)
Amounts calculated utilizing the provisions of FASB ASC Topic 718. See footnotes 9 and 10 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards. Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2018, in accordance with GAAP regarding stock compensation, for the annual restricted stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2018 for each director is as follows: Messrs. Flury, Bob, Finch, McVay, Nocchiero and Trimble -19,468; and Ms. Faulkenberry - 11,652.

(c)	Represents annual retainer of $80,000 and an additional $15,000 for acting as Chairman of the Compensation Committee.

(d)	Represents annual retainer of $80,000.

(e)
Represents annual retainer of $80,000 and an additional $120,000 for acting as the non-executive Chairman of the Board. Mr. Flury elected to have his annual retainer and his non-executive Chairman of the Board fees deferred pursuant to the terms of a Deferred Compensation Plan for non-employee directors, under which participants may elect to convert cash fees earned to phantom shares and defer the receipt of the proceeds in cash until separation from service as a director.

(f)	Represents annual retainer of $80,000 and an additional $10,000 for acting as Chairman of the Strategic Planning and Reserves Committee.

(g)	Represents annual retainer of $80,000 and an additional $20,000 for acting as Chairman of the Audit Committee.

(h)	Represents annual retainer of $80,000 and an additional $10,000 for acting as Chairman of the Nominating and Corporate Governance Committee.
Director Independence
To minimize potential conflicts, it is a policy of the Board that a majority of the Board be independent. In accordance with the standards for companies listed on the NYSE and the rules and regulations promulgated by the SEC, as well as our Corporate Governance Guidelines, the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board revisits the independence of each director on an annual basis and makes independence determinations when a newly appointed director joins the Board between annual meetings. The Board reviewed the independence of its directors and nominees in accordance with the standards described above and affirmatively determined that each of the directors (other than Mr. Gatto) and nominees is independent.

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Board Structure and Responsibilities
Governance Highlights
We are committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in our Company. We adhere to our core values and governance principles to ensure that we operate our business responsibly, ethically, and in a manner aligned with the interests of our shareholders. Highlights of our commitment to strong corporate governance include the following:

•	Seven of our eight directors are independent. Joseph C. Gatto, Jr., our President and CEO, is the only non‑independent member of the Board.

•	All Board committees are comprised entirely of independent directors.

•	An independent, non-executive director serves as the Company’s Chairman of the Board.

•	The Company encourages a paced refreshment of the Board. Five of the eight directors have joined within the last five years.

•	Our Board includes a balance of experience, tenure, and qualifications in areas important to our business.

•	Election of directors by majority of votes cast in an uncontested election

•	We have an overboarding policy in place for directors.

•	Our Board conducts regular executive sessions with our independent directors.

•	We regularly refresh our governance documents.

•	Our Board and its committees conduct annual self-evaluations.

•	We have adopted stringent insider trading, anti-hedging, and anti-pledging policies.

•	We engage in active shareholder engagement practices.

•	Our Board oversees environmental, social and governance practices.

•	Our Board oversees succession planning for the CEO and executive officer positions.

•	We engage an independent executive compensation consultant that reports directly to the Compensation Committee.

•	The Company adopted Annual Say-On-Pay voting.

•	The Compensation Committee has implemented significant director and executive officer stock ownership guidelines.

•	We do not have employment agreements with any executive officers.

•	We have double-trigger change in control provisions in our severance agreements and equity awards.

•	We do not have a Poison Pill (Shareholder Rights Plan).
General Information
Our Board is responsible for determining the ultimate direction of our business strategy, overseeing our governance policies and culture and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our CEO and senior management. The Board generally fulfills its responsibilities through regular meetings to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute written consents, and participate in telephonic conference calls when an important matter requires Board action. During 2018, our Board met formally six times and transacted business on twelve occasions during the year by unanimous written consent. All of our directors attended at least 75% of Board and committee meetings either in person or by telephone. In addition, to promote open discussion, the non-employee directors meet in executive session without management regularly. L. Richard Flury, the Chairman of the Board, was selected to preside over all executive sessions during 2018. It is the policy of the Board that, to the extent possible, all directors attend the Company’s Annual Meeting of shareholders.
The Board, in consultation with the Nominating and Governance Committee, has determined that a classified board structure continues to be appropriate for us, particularly in an industry where a long-term strategic planning outlook is critical for the successful development of oil and natural gas resources through commodity price cycles. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.

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CORPORATE GOVERNANCE

Board Leadership Structure
One of the Board’s key responsibilities is determining the appropriate leadership structure for the Board, which helps ensure its effective and independent oversight of management on behalf of our shareholders. Our Board believes that there is no one generally accepted approach to providing board leadership and given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. Accordingly, the Board has no policy mandating the separation or combination of the roles of Chairman of the Board and CEO, but periodically discusses and considers the structure as circumstances change. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.
Currently, the Board has separated the roles of CEO and Chairman and appointed independent director Mr. Flury as Chairman of the Board and Mr. Gatto as CEO.
The Board is currently comprised of eight directors, of whom seven out of eight are independent. Mr. Gatto, the Company’s President and CEO, serves as an executive member of the Board. Independent directors and management generally have different perspectives and roles in strategy development. Our independent directors have backgrounds in the oil and gas industry or other relevant experiences which complement the CEO’s comprehensive, company-specific perspective. As the officer having primary responsibility for managing our daily operations and identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This dynamic effectively promotes the opportunity for a successful blend of our independent directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance.
The role of our Chairman is to oversee and ensure Board effectiveness. As Chairman, Mr. Flury has the following responsibilities:

•	Establishes Board meeting agendas and ensures critical issues are included.

•	Chairs meetings of the Board and the Annual Meeting of Shareholders.

•	Ensures that the flow of information provided to the Board is timely, complete, and accurate.

•	Communicates with all directors on key issues and concerns outside of Board meetings.

•	Assists the Board and executive officers in assuring compliance with and implementation of our governance principles.

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CORPORATE GOVERNANCE

Areas of Board Oversight
Board Risk Oversight
As an independent oil and gas company, we face a number of risks. Assessing and managing material risk is the responsibility of our management team, while our Board, as a whole and through its committees, generally oversees risk management and our long-term strategic direction, ensuring that risks undertaken by the Company are consistent with the Board’s risk tolerance. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitate this oversight function. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of developing oil and natural gas assets. The Board realizes, however, that it is not possible or prudent to eliminate all risk and that appropriate risk-taking is essential in order to achieve our near and longer-term objectives.
While the Board is ultimately responsible for risk oversight, the Board exercises additional risk oversight responsibilities through its committees, which are comprised solely of independent directors. Each such committee has primary risk oversight responsibility with respect to matters within the scope of its duties as contemplated by its charter and as described below.
Standing Committees of the Board of Directors
The Board has four stading committees, each of which is comprised entirely of independent directors. Each committee, discussed below in greater detail, has a written charter that establishes the responsibilities and scope of the committee and its Chairman. Each committee charter was reviewed in November 2018 and revised as deemed necessary by the Board.

BOARD OF DIRECTORS

The Audit Committee, among other duties, is charged with overseeing material risk exposures in the areas of financial reporting, internal controls, compliance, hedging and cybersecurity. This Committee also oversees responses to any alleged violations of our Code of Business Conduct.

The Nominating & Corporate Governance Committee focuses on issues relating to corporate governance and Board and Board committee composition. This Committee also assists the Board in fulfilling its oversight responsibilities with respect to succession planning for our directors and executive officers.

The Compensation Committee oversees the Company's compensation programs and the reviews the potential risks that may result from our compensation policies in order that they do not encourage unnecessary or excessive risk taking by management.
The Strategic Planning & Reserves Committee oversees the development and implementation of our strategic plan and the integrity of our reserve estimation reporting process and related disclosures.

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CORPORATE GOVERNANCE

Committees of the Board

Callon Committees
Name, Age, Independence	Audit	Compensation	Nominating & Corporate Governance	Strategic Planning & Reserves
Class I Directors (term expires in 2019)
Michael L. Finch, 63 Independent	○	○		○
Larry D. McVay, 71 Independent	○		○	●
Class II Directors (term expires in 2020)
Matthew R. Bob, 62 Independent		●	○	○
Anthony J. Nocchiero, 68 Independent	●	○	○	○
James M. Trimble, 70 Independent		○	●	○
Class III Directors (term expires in 2021)
Barbara J. Faulkenberry, 59 Independent	○		○	○
L. Richard Flury, 71 Independent Chairman of the Board	○	○		○
Joseph C. Gatto, Jr., 48 President and Chief Executive Officer
● Chairman ○ Member

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Audit Committee Anthony J. Nocchiero (Chairman and Financial Expert) Barbara J. Faulkenberry Michael L. Finch (Financial Expert) L. Richard Flury Larry D. McVay
PURPOSE
The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting, accounting integrity, compliance, and risk management.
MEETINGS IN 2018
Five meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	Overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	Overseeing our compliance with legal and regulatory requirements;

•	Selecting and hiring (subject to ratification by our shareholders) the independent public accounting firm;

•	Overseeing the qualifications, independence and performance of the independent auditor;

•	Overseeing the effectiveness and performance of our internal audit function;

•	Overseeing our internal controls regarding finance, accounting, legal compliance and ethics;

•
Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;

•	Assessing matters related to risk, risk controls and compliance, including the review and approval of hedging practices and policies;

•
Overseeing matters related to cybersecurity and the security of information technology systems, including management’s plans, programs and policies designed to mitigate cybersecurity risks and third party reports on the information technology control environment;

•	Producing the Audit Committee Report for inclusion in our annual proxy statement; and

•	Performing such other functions our Board may assign to the Audit Committee from time to time.
The Audit Committee oversees our accounting and auditing procedures and financial reporting practices, and is responsible for the engagement of and oversight of all audit work conducted by our independent registered public accounting firm. The Audit Committee meets periodically, at least quarterly, with our executive and financial management teams, internal auditor and our independent registered public accounting firm to review our financial information and systems of internal controls. The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.
The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm exceeding $25,000. The Audit Committee approved all of the fees described in Proposal 3.
Relationship with Independent Registered Public Accounting Firm
Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Grant Thornton LLP, an independent registered public accounting firm, has served as our independent registered public accounting firm since 2016.
INDEPENDENCE
The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies.

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CORPORATE GOVERNANCE

Compensation Committee Matthew R. Bob (Chairman) Michael L. Finch L. Richard Flury Anthony J. Nocchiero James M. Trimble
PURPOSE
The purpose of the Compensation Committee is to establish our compensation programs and oversee the alignment of our compensation with our business strategies.
MEETINGS IN 2018
Four meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the Compensation Committee’s duties include the responsibility to assist the Board in:

•	Evaluating the performance of and establishing the compensation of the CEO;

•	Establishing, with input from the CEO, the compensation for our other executive officers;

•	Establishing and reviewing our overall executive compensation philosophy and approve changes to our compensation program;

•	Reviewing incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;

•	Administering our long-term incentive plans;

•	Reviewing and approving the CD&A for inclusion in the annual proxy statement;

•	Reviewing and recommending to the Board compensation for non-employee directors;

•	Retaining and overseeing compensation consultants, including the independence of the consultants;

•	Reviewing and approving performance criteria and results for bonus and performance-based equity awards for executive officers and approve awards to those officers; and

•	Performing such other functions as our Board may assign to the Compensation Committee from time to time.
The Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting firm, to assist in the annual review of market and industry data to assess our competitive position with respect to each element of total compensation and to assist with the attraction and retention of, and appropriate reward to, our CEO and other executive officers. Pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest exist related to Meridian’s engagement by the Committee.
INDEPENDENCE
Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of our Board, as each member meets the independence requirements set by the NYSE and applicable federal securities laws.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of our Compensation Committee is presently or has been an officer or employee of the Company. In addition, during the last fiscal year, none of our executive officers served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Callon Board or Compensation Committee member is an executive officer.

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CORPORATE GOVERNANCE

Nominating & Corporate Governance Committee James M. Trimble (Chairman) Matthew R. Bob Barbara J. Faulkenberry Larry D. McVay Anthony J. Nocchiero
PURPOSE
The purpose of the Nominating & Corporate Governance Committee is to identify and recommend qualified candidates to the Board for nomination as members of the Board; assess director, Board and committee effectiveness; develop and implement our Corporate Governance Guidelines; oversee succession planning for executive officers; and otherwise take a leadership role in shaping the corporate governance of our Company.
MEETINGS IN 2018
Five meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the Nominating & Corporate Governance Committee’s duties include the responsibility to assist the Board in:

•
Evaluating a set of specific criteria for Board membership and identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of shareholders, reviewing the suitability for continued service as a director of each Board member, and filling any vacancies;

•	Assessing the size and composition of the Board and its committees and recommending to the Board the members and chair for each Board committee;

•
Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices, including periodically reviewing the adequacy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;

•	Overseeing the annual self-evaluation of the performance of the Board and its committees;

•	Overseeing and approving plans for management continuity and succession;

•	Recommending to the Board a successor to the CEO when a vacancy occurs;

•	Reviewing directorships in other public companies held by or offered to directors or executive officers of the Company;

•	Overseeing continuing education for the Board; and

•	Performing other such functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.
INDEPENDENCE
Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws.

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CORPORATE GOVERNANCE

Strategic Planning & Reserves Committee Larry D. McVay (Chairman) Matthew R. Bob Michael L. Finch L. Richard Flury Anthony J. Nocchiero James M. Trimble Barbara J. Faulkenberry
PURPOSE
The purpose of the Strategic Planning & Reserves Committee is to manage and oversee the Board’s participation in the development of the Company’s strategic plan, and oversee the integrity of the determination of our oil and natural gas reserve estimates.
MEETINGS IN 2018
Five meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
The Strategic Planning & Reserves Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:

•	Overseeing the Board’s participation in the development of a strategic plan;

•	Monitoring management's implementation of the strategic plan, and advising the Board if additional Board action appears to be needed;

•	Assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan;

•
Overseeing our reserve engineering reports and reserve engineering firm, including: (i) the integrity of our reserve reports, (ii) determinations regarding the qualifications and independence of our independent reserve engineering firm, (iii) the performance of our independent reserve engineering firm, and (iv) our compliance with certain legal and regulatory requirements relating to reserve reporting; and

•	Performing other such functions as the Board may assign to the Strategic Planning and Reserves Committee from time to time.
INDEPENDENCE
Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws.

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CORPORATE GOVERNANCE

Corporate Governance Matters
Corporate Governance Principles
The Board believes that sound corporate governance practices and policies provide an important framework to assist in fulfilling its duty to shareholders. The framework for our corporate governance can be found in our governance documents, which include:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics; and

•	Charters for the Audit, Compensation, Nominating & Corporate Governance, and Strategic Planning & Reserves Committees.
In keeping with sound corporate governance practices, each of these documents is reviewed annually and is available on our website www.callon.com under the “About Callon - Governance” menu. Shareholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at our principal executive office in Houston, Texas. Any amendments to these documents are promptly posted on our website.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) sets forth the policies and expectations for Callon’s officers, employees and directors as well as consultants, representatives, agents, and contractors while acting on Callon’s behalf. The Code addresses a number of topics including conflicts of interest, compliance with laws, insider trading, prohibitions on discrimination and harassment, workplace safety and protection of the environment, and fair disclosure. In addition, the Code explicitly prohibits directors, officers and employees from engaging in hedging transactions in Callon stock. It also states that no corporate funds may be used for political contributions.
The Code meets the NYSE’s requirements for a code of business conduct and ethics and also includes a code of ethics applicable to our senior financial officers consistent with the requirements of the SEC. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code by promptly posting such information on our website. Concerns about potential violations of the Code can be anonymously reported to our ethics hotline by calling 1-844-471-7637 or accessing the following website: callon.ethicspoint.com.
Environmental, Social and Governance
Callon’s mission is to build trust, create value and drive sustainable growth responsibly for our investors, our employees and the communities in which we operate. Consistent with this mission, the Board oversees the Company’s environmental, social and governance programs with a focus on a long-term, sustainable investments in our operations, team member development, and protecting the environment in the best interests of all of our stakeholders. The Board regularly addresses the Company’s efforts to continuously improve outcomes regarding workplace safety, environmental impact, team member diversity and workforce development. As described in more detail above beginning on page 17, the Board is also committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in our Company.
Communication with Directors
Shareholders or other interested parties who wish to communicate with the full Board, independent directors as a group, or individual directors, may do so by sending a letter in care of the Corporate Secretary to our principal executive office located at 1401 Enclave Parkway, Suite 600, Houston, Texas 77077. Our Corporate Secretary has the authority to discard any solicitations, job inquiries, advertisements, surveys or other inappropriate communications, but will forward any other mail to the named director or group of directors. Our Corporate Secretary will forward approved mail addressed to the full Board to the Chairman of the Board who, if appropriate, will share the item with the full Board.

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CORPORATE GOVERNANCE

Board Evaluations
The Nominating & Corporate Governance Committee, in consultation with the Chairman of the Board, annually leads the performance review of the Board and its Committees. The self-evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the Committees and their leadership, Board and Committee composition and Board and management dynamics. In 2018, the Board self-evaluation process included a survey completed by each director about the Board and the Committees on which the director served. The Board Chairman also conducted interviews with each director for feedback and insights. The results were discussed by the full Board and within each Committee.
Director Education
The Company sponsors an ongoing director education program that assists Board members in fulfilling their responsibilities. Training commences with an orientation program when a new director joins the Board. Ongoing education is provided through written materials, presentations in Board meetings, and training outside the boardroom. All Callon directors are members of the National Association of Corporate Directors and are provided an annual training allowance to pursue relevant director education programs.

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EXECUTIVE OFFICERS
Executive Officer Biographies

Joseph C. Gatto, Jr.
President, Chief Executive Officer and Director
Joseph C. Gatto, Jr. joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company and in August 2016 was promoted to President while retaining the roles of Chief Financial Officer and Treasurer. In May 2017 he was promoted to Chief Executive Officer while retaining the role as President. Mr. Gatto was elected as a member of the Board of Directors in May 2018. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital where he worked from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A.

James P. Ulm, II
Senior Vice President and Chief Financial Officer
James P. Ulm, II is the Senior Vice President and Chief Financial Officer for the Company. Prior to joining Callon in December 2017, Mr. Ulm was Founder and Managing Partner of NewVista Energy Partners, a private E&P company focused on emerging resource plays in the Permian and Anadarko Basins, from 2015–2017. Previously, he served as Senior Vice President and Chief Financial Officer for three private companies from 2008–2015 where he was responsible for financial and accounting management, capital formation, and corporate strategy. Prior to these roles, Mr. Ulm served from 1999–2008 as Senior Vice President and Chief Financial Officer for Pogo Producing Company, a publicly-traded oil and gas company which had meaningful operations in the Permian Basin. From 1995–1999, he was the Treasurer for Newfield Exploration Company. Earlier in his career, he held finance and accounting leadership roles with American Exploration Company and Tenneco Oil Company. Mr. Ulm has more than 30 years of experience in the energy industry with responsibilities including finance, accounting, strategic planning, M&A, business development and risk management. Mr. Ulm holds an M.B.A. and an undergraduate degree in Accounting, both from the University of Texas at Austin.

Jeffrey S. Balmer
Senior Vice President and Chief Operating Officer
Jeffrey S. Balmer has over 30 years of operations and subsurface leadership experience in the energy industry. His most recent role was Vice President and General Manager, Southern Operating Area, for Encana Corporation with responsibility for all of Encana’s upstream operations in the Permian Basin. After joining Encana in 2008, he held various leadership roles including Vice President and General Manager, Western Operating Area, managing operations in the Eagle Ford, DJ, San Juan, Piceance and Wind River Basins, and Vice President, Emerging Plays. Prior to joining Encana, Dr. Balmer served in a variety of technical and operations leadership roles, including positions with ConocoPhillips, Burlington Resources and ExxonMobil Corporation. He holds B.S. and Ph.D. degrees in Petroleum Engineering, in addition to an M.S. in Environmental and Planning Engineering, from Missouri University of Science and Technology (formerly University of Missouri – Rolla).

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EXECUTIVE OFFICERS

Michol L. Ecklund
Senior Vice President, General Counsel and Corporate Secretary
Michol L. Ecklund is the Senior Vice President, General Counsel and Corporate Secretary for the Company. Prior to joining Callon in November 2017, Ms. Ecklund was Deputy General Counsel for Operations & Commercial Law at Marathon Oil Company where she oversaw the legal team for global operations and acquisitions and divestitures as well as corporate communications. During her 15 years at Marathon Oil, Ms. Ecklund served in progressive positions within and outside the Law Organization including compliance, litigation, human resources, investor relations, corporate communications and tax. Prior to Marathon Oil, she practiced law at Baker Botts LLP in Houston. Ms. Ecklund received a B.A. degree from Rice University and J.D. from Harvard Law School.

Correne S. Loeffler
Vice President, Finance and Treasurer
Correne S. Loeffler is the Vice President, Finance and Treasurer for the Company. Prior to joining Callon in April 2017, Ms. Loeffler served as an Executive Director with JPMorgan Securities, LLC where she spent ten years in the Corporate Client Banking Group. During her time at JPMorgan she served as Callon’s Relationship Manager beginning in 2013. Ms. Loeffler graduated with a B.A. degree from Indiana University and received her M.B.A. from the University of Texas at Austin.

Mitzi P. Conn
Vice President and Chief Accounting Officer
Mitzi P. Conn is the Vice President and Chief Accounting Officer for the Company. Prior to being appointed to that position in May 2007, she had served as Assistant Controller. Mrs. Conn has held various other positions in finance and accounting since she joined the Company in June 1993. Prior thereto, she was with Graham Resources, Inc. She received her B.S. degree in Accounting from Southeastern Louisiana University in 1990 and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

Jerry A. Weant
Vice President, Land
Jerry A. Weant is the Vice President of Land for the Company. Prior to joining Callon in September 2013, Mr. Weant held the position of Sr. Staff Landman at Pioneer Natural Resources USA, Inc. and served as a Land Liaison in Pioneer's corporate office for special projects involving water flood and horizontal drilling for Pioneer’s Permian operations. Mr. Weant also served as President of Trilogy Operating, Inc. prior to joining Pioneer. Mr. Weant received a BBA/PLM degree from the University of Texas at Austin in 1980 and has participated in the oil and gas business as a Landman since that time. Mr. Weant is an active member of the American Association of Professional Landman and Permian Basin Landman’s Association.
Mr. Weant has announced his intention to retire from the Company effective March 31, 2019.

28      CALLON PETROLEUM

PROPOSAL 2

Proposal 2 Approve, on an Advisory Basis, the Compensation of the Company’s NEOs
The Board of Directors Recommends a vote FOR the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement.
•    Provides performance-based and market-aligned pay opportunities that are intended to foster motivation, engagement, and retention of key talent to drive Company performance and long-term shareholder value.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the related rules of the SEC, we are including in this Proxy Statement a separate proposal, which gives our shareholders the opportunity to approve the compensation of our NEOs by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”) on an annual basis. While our Board and Compensation Committee intend to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
The Board recognizes that executive compensation is an important matter for our shareholders. The Compensation Committee is tasked with the implementation of our executive compensation philosophy and, as described in detail in the CD&A below, the design of our executive compensation programs. Our executive compensation program is designed to attract, motivate and retain a qualified executive management team and to appropriately reward our executive officers for their contributions to the achievement of our short-term and long-term business goals and the creation and enhancement of shareholder value.
As described in the CD&A, we believe our compensation program is effective, appropriate and aligned with the long-term interests of our shareholders and that the total compensation package provided to the NEOs is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A for additional details on executive compensation. Further, in determining whether to approve this proposal, we believe that shareholders should also consider the following:

•
Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from a compensation consultant that is independent of management and free of conflicts of interest with us.

•
Performance-based incentive compensation. Our executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Please review the CD&A for more information on how our 2018 compensation was tied to results.

•	Long-term incentive plans. Our long-term incentive awards generally include three-year minimum vesting periods.

•
“Double trigger” severance agreements with fixed term. Change in control severance agreements with our executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.

•
Stock ownership guidelines. Each of the NEOs has been granted equity to provide the officer a stake in our long-term success. The purpose of the ownership requirement is to further our goal of increasing shareholder value by aligning the interests of our NEOs with the interests of our shareholders.

•
Hedging policy. Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities and from engaging in short sales of our securities. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

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PROPOSAL 2

In light of the above and as more fully described in the CD&A, we believe that the compensation of our NEOs for 2018 was appropriate and reasonable and that our compensation programs and practices are sound and in the best interests of the Company and our shareholders. We therefore respectfully request that shareholders vote on the following resolution:
“RESOLVED, that the compensation paid to Callon’s NEOs, as disclosed in Callon’s 2019 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures) is hereby approved.”
The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and our compensation-related policies and practices as described in this Proxy Statement. As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Company, the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. The outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements. For a review of the results of the previous year's vote, which reflects overwhelming validation from our shareholders of our pay philosophy and approach, please see the “Role of Shareholder Say-on-Pay Advisory Vote” on page 35.
Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved with the affirmative vote of the majority of the votes present and entitled to vote on the proposal at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote, and so will have no effect upon the outcome of the vote.

The Board recommends a vote FOR the compensation paid to the Company’s named executives.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Oversight of Executive Compensation Program
The Compensation Committee (referred to in this section as the “Committee”) appointed by our Board, assists the Board in performing its fiduciary responsibilities relating to the compensation of our CEO and other executive officers. The Committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our executive compensation programs, including those applicable to our named executive officers (“NEOs”). The following compensation discussion and analysis (“CD&A”) describes the actions taken by the Committee in 2018 related to our executive compensation programs.
The Committee meets several times a year to review our executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our annual and long-term incentive (“LTI”) compensation plans. The Committee operates in accordance with its charter, as revised and approved in November 2018, which sets forth the Committee’s authority and responsibilities.
Our NEOs include the individuals who served as Chief Executive Officer and Chief Financial Officer during 2018 and the three other most highly compensated executive officers for the calendar year. The list also includes our former Senior Vice President and Chief Operating Officer, Gary A. Newberry, who transitioned from the role effective December 10, 2018. Our NEOs for 2018 were:

NEO	Age	Title
Joseph C. Gatto, Jr.	48	President, Chief Executive Officer and Director
James P. Ulm, II	56	Senior Vice President and Chief Financial Officer
Michol L. Ecklund	44	Senior Vice President, General Counsel and Corporate Secretary
Correne S. Loeffler	42	Vice President – Finance and Treasurer
Mitzi P. Conn	50	Vice President and Chief Accounting Officer
Gary A. Newberry	64	Former Senior Vice President and Chief Operating Officer

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EXECUTIVE COMPENSATION

2018 Performance Highlights
2018 was a year of significant progress in the maturity of Callon’s Permian operations as we continued to grow margins, production and reserves while transitioning to scaled development of our high quality asset base. . The Company also added over 30,000 highly complementary net surface acres to our Delaware Basin operating area that promote efficiencies through increased scale, longer laterals and integration of infrastructure. Key operational and financial highlights include:

• Increased daily production approximately 44% year-over-year to 32,900 barrels of oil equivalent ("Boe") per day in 2018, with a sustained oil content of 79%.
• Increased estimated net proved reserves by nearly 74% year-over-year to 238.5 million barrels of oil equivalent (“MMBoe”), which replaced 690% of 2018 production.
• Achieved a “drill bit” finding and development (“F&D”) cost(i) of $7.03 per Boe and provided developed finding and development cost(i) of $13.40 per Boe.
• Generated operating margins of $40.16 per Boe, among the highest within the industry.
• Decreased lease operating expense (“LOE”) per Boe by 3% versus 2017, representing the fifth consecutive year of cost reduction.
• Realized net income of $300.4 million and generated Adjusted EBITDA(i) of $432.5 million relative to cash drilling and completion capital expenditures of $403.5 million.
• Completed the acquisition of 34,523 net working interest acres and 1,530 net mineral acres and traded 4,420 net acres to further longer-lateral development.
• Divested 3,540 net acres as part of ongoing asset rationalization initiatives.
• Expanded our dual-basin recycling program that utilized 4.2 million barrels of produced water, significantly reducing freshwater needs and our environmental footprint.
• Improved safety and environmental performance including reductions of over 40% for recordable incident rates and spills to the environment.
• Increased liquidity by expanding the borrowing base to $1.1 billion with an elected commitment of $850 million.
• Issued $400MM of Senior Notes at an effective yield of 6.4%, contributing to an improved cost of capital.

(i)	See Appendix A for a reconciliation of Non-GAAP financial measures
Recent Management Changes
Gary A. Newberry transitioned from the role of Senior Vice President and Chief Operating Officer effective December 10, 2018, and retired from the Company effective January 31, 2019. Effective December 10, 2018, Jeffrey S. Balmer became the Company’s Senior Vice President and Chief Operating Officer. To see Dr. Balmer’s biography, please see “Executive Officer Biographies” on page 27.
Jerry A. Weant, Vice President, Land, has announced his intention to retire from the Company effective March 31, 2019.

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EXECUTIVE COMPENSATION

Key Committee Actions for 2018
The Committee took the following key actions in 2018:

Performance Based
• Established new performance metrics for the annual bonus program to better align with shareholder priorities of cash flow and capital efficiency.	• Granted performance-based and time-based LTI awards to provide retention incentives and to further align management’s interests with shareholder value creation.

Market Based
• Assessed salaries and total compensation relative to competitive data and each officer’s scope of responsibility and performance, and made adjustments where appropriate.	• Re-evaluated our peer group used to measure relative performance for our LTI awards and the competitiveness of executive compensation due to the Company’s growth and changes in the industry.
Additionally the Committee approved certain changes to the Company's change in control severance agreements to align with market practices and increase consistency across the Company’s compensation arrangements.
Compensation Program Governance Highlights
We believe our compensation programs incorporate many sound practices, including the following:

What We Do	What We Don’t Do

•    Substantial focus on performance-based pay
•    Balance of short- and long-term incentives
•    Align executive compensation with shareholder returns through substantial weighting on long-term incentives
•    Retain an independent external compensation consultant
•    Review of peer group benchmarks when establishing compensation
•    Substantial stock ownership guidelines for our NEOs and directors
•    Double-trigger change in control severance for both cash severance and equity vesting
•    Annual assessment of compensation programs intended to ensure avoidance of excessive risk taking
• NO hedging or pledging of our stock • NO employment agreements • NO excessive benefits or perquisites • NO single trigger change in control benefits
Executive Compensation Components and Philosophy
Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide to our NEOs. The Committee designs our compensation program to maintain a balance between rewarding the achievement of annual performance objectives and the long-term objective of aligning the interests of our executives with those of our shareholders. Accordingly, a significant portion of our NEOs’ compensation in 2018 was in the form of annual cash incentives and long-term incentives. Our executive compensation program is designed to do the following:

•	Reward the management team for delivering results against its strategic objectives, thereby creating value for the shareholders;

•	Emphasize pay for performance, in which Company and individual performance substantially influence the amount realized by an NEO;

•	Attract and retain a qualified and motivated management team by offering industry competitive opportunities;

•	Hold NEOs accountable and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives through the use of variable compensation; and

•
Align the compensation of our NEOs with the long-term interests of our shareholders by weighting the programs toward at-risk, performance-based compensation, consisting of an objective-driven annual incentive program, stock grants with three-year vesting, and TSR-contingent incentive awards.

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EXECUTIVE COMPENSATION

The Committee believes that this approach compensates our NEOs in a manner that fairly and reasonably provides incentives for the enhancement of shareholder value, the successful implementation of our business plan, and continuous improvement in corporate and personal performance. In order to compete in our industry, the Committee believes that our NEOs’ compensation should include the following components:

BASE SALARY
Purpose	Philosophy
• Pay for expertise and experience; • Attract and retain talented executives; • Provide compensation stability; and • Compete with comparable companies.	• Fixed component of compensation reflective of individual skills, experience and expertise necessary to execute our business strategy; and • Competitive with similarly sized peers.

ANNUAL CASH BONUS INCENTIVE
Purpose	Philosophy
•    Motivate our executive officers to achieve our short-term business objectives that drive long-term performance;
•    Reward achievement of financial, operating, and strategic goals for which NEOs are held accountable; and
•    Promote and encourage pay-for-performance.

•    At-risk component of compensation, with modest or no reward for performance below expectations and potential for increased reward for exceptional performance;
•    Goals aligned with our annual business plan and performance targets;
•    Provide balance in compensation programs and avoid encouraging undue risk-taking; and
•    Competitive with similarly-sized peers.

LONG-TERM INCENTIVE (LTI) AWARDS
Purpose	Philosophy
•    Motivate and reward long-term achievement of business objectives, aligning the interests of our NEOs with shareholders;
•    Provide competitive pay to attract and retain NEOs; and
•    Provide a mix of LTI awards that focuses NEOs on creating long-term value while avoiding undue risk-taking.

•    Ensures that realized value to NEOs aligns with value delivered to shareholders;
•    Recognizes and rewards share price performance relative to industry peers;
•    At-risk component of compensation that aligns with sustained long-term value creation; and
•    Allows NEOs to acquire a meaningful and sustained ownership stake in the Company.

OTHER (RETIREMENT; HEALTH BENEFITS; CHANGE IN CONTROL SEVERANCE)
Purpose	Philosophy
•    Provide financial security for the NEOs and their families;
•    Provide competitive benefits to attract and retain NEOs; and
•    Ensure NEOs consider all possible transactions to increase shareholder value related to changes in control of the Company.

•    Attracts and retains NEOs with a comprehensive benefits package;
•    Provides financial security and maximizes the efficiency of tax-advantaged compensation vehicles; and
•    Ensures NEOs act in the best interests of the shareholders in a change in control.

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EXECUTIVE COMPENSATION

Role of Shareholder Say-on-Pay Advisory Vote
We have historically received strong support from our shareholders for our executive compensation practices. In the advisory vote held at the 2018 Annual Meeting, approximately 96% of the votes cast were in favor of our 2017 executive compensation programs. The Committee acknowledged the support received from our shareholders and viewed the results as an affirmation of our existing executive compensation policies and programs. Accordingly, based on the Committee’s analysis of this support, it generally maintained our executive compensation policies for 2018 and into 2019. However, based on feedback received during shareholder engagement, the Committee modified the 2019 annual bonus to include a performance-based, formulaic assessment component as described below. The Committee will continue to review shareholder votes and conduct shareholder engagement on our executive compensation programs to ensure alignment with shareholder interests.
Role of Independent Compensation Consultant
For 2018, the Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) as its independent compensation consultant to provide information and objective advice regarding executive officer and director compensation. The Committee retained Meridian because of its extensive familiarity with executive compensation programs in our industry. Importantly, the Committee makes all of the decisions with respect to our executive compensation, and in setting compensation for our NEOs, considers Meridian's advice as only one factor among many other factors discussed within this CD&A. Other factors include our overall performance; individual NEO performance, experience, skills and tenure with the Company; and industry trends.
Meridian reports solely to the Committee, and the Committee determines the scope of Meridian’s engagement. In an effort to ensure that our NEO compensation programs are competitive and consistent with our compensation philosophy, Meridian assisted the Committee as follows:

•	Regularly attending meetings of the Compensation Committee and meeting privately in executive session with the Compensation Committee to discuss its recommendations;

•
Providing recommendations on executive compensation matters to align the Committee’s actions with shareholder interests, our business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•	Periodically evaluating the peer group and providing peer company data for the Committee to use in its decision-making process, including assessment of pay and performance relative to peers;

•	Providing competitive market data to consider in evaluating the competitiveness of the executive base salaries and short and long-term incentive plans and awards;

•	Reviewing data in connection with the Committee’s determination of annual cash incentive performance objectives and performance-based incentive vesting levels for completed performance periods;

•	Advising on the Company’s compensation arrangements for its non-employee directors, including providing peer group data;

•	Reviewing and providing feedback on our SEC filings relating to executive compensation disclosures, including our CD&A disclosures; and

•	Informing the Committee about compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.
The Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate Meridian, and the Committee evaluates Meridian annually. Pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest exist related to Meridian’s engagement by the Committee. The Committee has retained Meridian as its consultant on NEO and director compensation for 2019.
From time to time, Meridian contacts our NEOs for information needed to fulfill the objectives established by the Committee. However, the Committee established procedures that it considers adequate to ensure that Meridian’s advice to the Committee remains objective and is not influenced by our NEOs or other management.

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EXECUTIVE COMPENSATION

Role of Management
The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each of his direct reports and other select officers of Callon. The officer team makes recommendations to the Committee regarding potential objectives for the annual cash bonus incentive program and provides information to the Committee regarding the performance of the Company for the Committee’s determination of annual cash bonuses. The Committee makes the final determination of all elements of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.
Role of Market Data
The Compensation Committee of the Board strives to ensure that our executives are compensated in a manner that is fair, equitable, performance-based and guided by the long-term interests of investors. In order to attract, motivate and retain talented executive officers, the Committee must also ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our CEO and other executive officers as compared with compensation data for similarly situated executive officers at peer companies recommended by Meridian and approved by the Committee.
The Committee engages Meridian to conduct annual assessments of our industry peer group (“Peer Group”) in order to ensure each peer remains appropriate year-over-year. The Peer Group is selected based on multiple factors, such as:

•	Size, including enterprise value and market capitalization;

•	Similar geographic footprint and operational focus, particularly in the Permian Basin;

•	Comparability of asset portfolio; and

•	Availability of compensation data.
The Committee believes this Peer Group provides a reasonable point of reference for comparing the compensation of our executive officers to others holding similar positions and having similar responsibilities. The Committee considers Peer Group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.
The Peer Group used by the Committee in evaluating the competitiveness of executive compensation and making 2018 compensation decisions consisted of the companies in the first column of the following table. The Committee also reviewed data from proprietary E&P benchmarking surveys provided by Meridian for additional market perspective and to validate the Peer Group data.
Due to industry volatility and merger activity, the Committee re-evaluated the Peer Group in preparation for making the May 2018 grants of long-term incentives, resulting in the Peer Group in the second column of the following table. The changes reflect recent transactions in the peer group and better align the Peer Group based on size, geography and ownership. The Committee also revisits the Peer Group as needed to reflect business combinations among peer companies. This Peer Group is being used to measure the Company's relative total shareholder return (“TSR”) performance for the May 2018 grant of PSUs and to evaluate the competitiveness of executive compensation beginning in May 2018.

Initial 2018 Peer Group	New 2018 Peer Group
•    Carrizo Oil & Gas, Inc.
•    EP Energy Corporation
•    HighPoint Resources Corporation
•    Laredo Petroleum, Inc.
•    Matador Resources, Inc.
•    Parsley Energy, Inc.
•    PDC Energy, Inc.
•    QEP Resources, Inc.
•    RSP Permian, Inc.
•    SM Energy Company
•    SRC Energy, Inc.

•    Carrizo Oil & Gas, Inc.
•    Centennial Resource Development, Inc. (New)
•    Jagged Peak Energy, Inc. (New)
•    HighPoint Resources Corporation
•    Laredo Petroleum, Inc.
•    Matador Resources, Inc.
•    Oasis Petroleum, Inc. (New)
•    Parsley Energy, Inc.
•    PDC Energy, Inc.
•    QEP Resources, Inc.
•    SM Energy Company
•    SRC Energy Inc.

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EXECUTIVE COMPENSATION

The Committee understands the inherent limitations in using any peer group or data set including fluctuations in survey participation and competition for executive talent by companies potentially much larger than Callon. Accordingly, the Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon this and similar data as reference points around which to make informed decisions about the appropriate level and form of compensation for each NEO.
Risk Assessment Related to Our Compensation Structure
The Committee believes our compensation plans and policies are appropriately structured to encourage and reward prudent business judgment and avoid excessive risk-taking. The Committee, with the assistance of Meridian, reviewed the compensation programs maintained by the Company during 2018 to determine whether they encouraged excessive risk taking. Upon evaluation of the assessment, the Committee concluded that our compensation policies and practices for our employees do not present risks that are reasonably likely to have a material adverse effect on the Company. The Committee’s risk review identified the following risk mitigating features of our compensation programs:

•	A balance of short-term and long-term programs to focus management on both elements of Callon’s performance;

•
Annual grants of long-term incentives designed to be the largest component of each NEO’s compensation package, with typical vesting periods of three years that are based on the value of our common stock and not on any particular metric that could encourage excessive risk-taking;

•
Performance criteria and targets for our annual bonus program designed to encourage performance, but not excessive risk taking, and discretion to decrease payouts if it is believed management exercised excessive risk taking;

•	Performance targets measured at the corporate level, rather than at the individual or business unit level;

•	Reasonable change in control severance protections; and

•	Significant executive stock ownership requirements.
Determination of Each Element of Compensation
Base Salaries
We provide all of our employees, including the NEOs, with an annual base salary to compensate them for their services throughout the year. Our Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Permian Basin. Accordingly, the Committee evaluates our NEOs’ salaries together with other components of their compensation to ensure that the NEOs’ total compensation is competitive relative to market practices in our Peer Group and our industry in general and is consistent with the Committee’s compensation philosophy.
Annually, generally in the first quarter of each year, the Committee reviews the base salaries of our NEOs. Individual salary amounts reflect the Committee’s subjective analysis of a number of factors, including:

•	Individual officer’s experience, skills, contributions and tenure with Callon;

•	Changes to the individual’s position within Callon;

•	Trends in compensation practices within our Peer Group and industry; and

•	The NEO’s roles, responsibilities and expected future contributions to Callon’s success.
In addition, the Committee also considers the input and recommendations of Meridian regarding base salaries, as well as the input of the CEO, when evaluating base salaries for the other NEOs.
After considering the market analysis and advice of Meridian, at its March 2018 meeting, the Committee increased Mr. Gatto’s salary from $575,000 to $700,000 to reflect the growth and performance of the Company and his continued development in the CEO role. This increase brought Mr. Gatto's salary closer to a competitive level relative to peers.

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EXECUTIVE COMPENSATION

Performance-Based Annual Cash Bonus Incentive
A core component of our NEO compensation philosophy is to emphasize pay-for-performance by structuring a significant portion of total annual compensation as “at risk.” Each year, the Compensation Committee establishes an annual performance bonus program, which is designed to promote the achievement of annual financial, operating and strategic goals that are aligned with the creation of shareholder value. Performance is judged at the end of the year, or shortly thereafter, based on evaluation of performance against these specified objectives and the Committee's views of corporate and individual performance.
To motivate employees to pursue our annual business goals in a way most beneficial to our shareholders, NEOs, senior management and other non-management technical personnel have the potential to receive a significant portion of their annual cash compensation as a bonus. The Committee set 2018 annual bonus award opportunities for each NEO as a percentage of the NEO’s annual base salary as follows:

NEO	Target Bonus Opportunity (% of Base Salary)
Joseph C. Gatto, Jr.	100%
Gary A. Newberry	100%
James P. Ulm, II	90%
Other NEOs	60% - 70%
For purposes of evaluating performance, the Committee, in collaboration with management and Meridian, oversees a rigorous process to set performance objectives for the annual bonus program that reflects shareholder and corporate priorities for the upcoming year and provides appropriate incentives for meeting or exceeding our annual corporate plan.
To better align our executive compensation with shareholder priorities including a focus on cash flow and capital efficiency, the Committee modified the performance metrics for the annual bonus program during the first quarter of 2018. The Committee established both quantitative objectives, which measure operational and financial performance, and qualitative objectives, which evaluate progress on safety and environmental performance and key strategic initiatives. The objectives for 2018 and the Committee’s assessment of performance against each are set forth below:
QUANTITATIVE OBJECTIVES

Objective	Description	Target	Actual		Assessment
(LOE + Cash G&A)/BOE	Measure of critical cash margin components influenced by management.	$8.60	$8.29	(i)	Exceeded Target
Production Growth	Key component in our ability to convert assets into shareholder value and deliver returns on capital investment.	31,000 (77% oil)	31,091 (78% oil)	(i)	Exceeded Target
Proved Developed F&D/BOE(ii)	Measure of capital efficiency for annual proved developed reserve additions that captures well costs and well productivity.	$15.50	$13.40	(i)	Exceeded Target
Cash Flow Growth per Debt-Adjusted Share	Measure of quality of growth reflecting cash margins, outstanding debt, and share price	30%	36%	(iii)	Exceeded Target
Net Debt/EBITDA	Measure of our ability to cover our debt which ensures focus on a strong balance sheet.	2.4x	2.4x	(iv)	Met Target

(i)	Excludes effects of the Delaware Basin Acquisition which closed August 31, 2018.

(ii)	PD F&D/BOE reflects all operational capital including exploration, development and facilities capital. See Appendix A for a reconciliation of Non-GAAP financial measures.

(iii)
Pro-forma for Delaware Basin Acquisition and related financings as of September 1, 2018. Calculated using discretionary cash flow (excluding working capital) and CPE average 2018 stock price of $11.23.

(iv)
Net Debt to LTM Adjusted EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents, divided by the Company’s Adjusted EBITDA inclusive of annualized pro-forma results from its acquisitions completed over the last twelve month period. See Appendix A for a reconciliation of Non-GAAP financial measures.

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EXECUTIVE COMPENSATION

QUALITATIVE OBJECTIVES

Objective	Assessment and Commentary
Improve Health, Safety & Environmental Performance
Exceeded Target. The Company made meaningful improvements in HES performance in 2018, including improvements of 40% or more in recordable incident rates, proactive safety observations, spill occurrences and spill volumes, while supporting increased production and activity levels.

Enhance Talent and Organizational Developmental Activities
Exceeded Target. The management team added and integrated critical skill sets in subsurface technology, IT, supply chain, risk management and other disciplines. The Company also established an enhanced talent readiness initiative to support employee development.

Strategic Initiatives
Exceeded Target. The Company advanced its longer-term resource capture model through the refinement of larger pad development concepts, completion designs and landing zones.  We also acquired an additional 35,000 net surface acres at competitive prices as strategic “bolt on” assets complementary to our existing footprint.  Management also enhanced financial flexibility through capital markets transactions and an increase in the borrowing base to $1.1B with an elected commitment of $850 million.

The Committee evaluated the NEOs’ performance against the 2018 performance criteria described above and determined that overall the management team exceeded the qualitative and quantitative objectives for the year and did so significantly in several areas. Based on the results set forth above and relevant market survey data, the Committee determined actual bonus amounts paid for 2018 performance at approximately 140% of target, as follows:

NEO	2018 Annual Bonus
Joseph C. Gatto, Jr.	$980,000
James P. Ulm, II	$585,900
Michol L. Ecklund	$343,000
Correne S. Loeffler	$259,700
Mitzi P. Conn	$240,100
Gary A. Newberry	$665,000
2019 Annual Cash Bonus Program
In March 2019, the Committee established the annual bonus program for 2019 to include a performance-based formulaic assessment for 60% of the bonus and a discretionary assessment linked to qualitative strategic objectives for 40% of the bonus. Under the program, each officer’s bonus is capped at 200% of target. The formulaic portion of the bonus is designed to align executive officers’ interests with shareholder priorities of corporate returns on capital and progress towards free cash flow generation and is based on achievement of defined performance levels and weightings related to:

Quantitative Objective	Weighting
Oil Production	10%
(LOE + Cash G&A)/BOE	12.5%
Proved Developed F&D/BOE	10%
Net Debt/EBITDA	15%
Cash Return on Cash Invested	12.5%
The Committee also established strategic qualitative objectives for the 2019 annual cash bonus program related to the following:

•	Health, safety and environmental performance

•	Organizational and talent development

•	Advancement of "life of field" development plans and associated well productivity initiatives

•	Other strategic initiatives, including selective divestitures of non-core assets to reduce capital intensity.
Collectively, these qualitative factors will carry a weighting of 40% in the bonus calculation for 2019.

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EXECUTIVE COMPENSATION

Annual Award of Long-Term Incentives
We believe that a long-term incentive program that includes awards of both restricted stock units (“RSUs”) and performance stock units (“PSUs”) provides appropriate retention incentives and effectively aligns our executive officers’ interests with the interests of our shareholders on a long-term basis. Our PSUs have a performance-based component that compares our total shareholder return ("TSR") with that of the Peer Group over a defined performance period. We believe this combination of LTI awards provides appropriate incentives that capture absolute performance of our common stock as well as comparative returns relative to other oil and gas companies. The Committee believes that granting LTI awards is an effective means to provide substantial forward-looking incentives to our executive officers that emphasize:

•	Long-term value creation by linking compensation with long-term operational success;

•	Alignment of the long-term interests of our executive officers with those of our shareholders by directly linking rewards to shareholder return;

•	Retention incentives for our executive officers; and

•	Meaningful equity participation by our executive officers.
The Committee administers our long-term incentive programs, approves award recipients and amounts, and determines the vesting and performance criteria. For the grant of LTI compensation to executive officers, the Committee will typically consider market information provided by Meridian related to the program design and award amounts. We have no program, plan or obligation that requires us to grant LTI compensation on specified dates.
For the 2018 LTI grants, the Committee approved a 40%/60% mix for our executive officers of time-based RSUs and performance based awards tied to relative TSR, respectively. The performance awards are granted as PSUs that settle 50% in cash and 50% in stock. The following table sets forth the number of RSUs and PSUs awarded to the executive officers at our normal annual grant in May 2018:

NEO	Total Value $	RSUs Payable in Common Stock(a)	PSUs Payable in 50% Stock and 50% cash(b)
Joseph C. Gatto, Jr.	$3,899,990	110,169	165,254
James P. Ulm, II(c)	$1,062,000	—	75,000
Michol L. Ecklund	$700,000	19,773	29,662
Correne S. Loeffler	$357,993	10,112	15,170
Mitzi P. Conn	$330,990	9,349	14,026
Gary A. Newberry	$2,099,999	59,321	88,984

(a)
Amounts represent RSUs that are subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on June 1, 2019; the second on June 1, 2020; and the third on June 1, 2021 and each tranche will settle in Company common stock on the vesting date.

(b)
Amounts represent PSUs that are scheduled to vest on December 31, 2020 and settled in 50% Company common stock and 50% cash at a variable rate between 0% and 200% based on our TSR when compared to pre-determined peer companies.

(c)	Mr. Ulm was awarded a hire-on grant of RSUs upon joining the Company in December 2017 in lieu of an annual grant in May 2018.
RSU program
In 2018, the Committee awarded NEOs with time-based RSUs that will vest in one-third increments annually beginning June 1, 2019, provided the executive officer continues to be employed on the vesting dates, and will be paid in shares of the Company’s common stock.

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PSU program
In 2018, the Committee awarded PSUs to the NEOs that will vest at the end of the 32-month performance period based on the Company’s TSR ranking relative to the "New 2018 Peer Group" listed on page 36. TSR is the change in the common stock price plus dividends over the defined performance period using a 20-day average at the beginning and end of the performance period. The Committee believes relative TSR is an appropriate long-term performance metric because it provides a strong alignment of the interests of management and the Company’s shareholders. The Committee also believes that the PSU program provides a good balance to the restricted stock unit program. PSUs are eligible for vesting if the employee continues to be employed until the vesting date on December 31, 2020. PSUs will vest at the percentage set forth below based on the Company’s relative TSR ranking for the performance period. Vesting will be interpolated for percentile ranks between the percentiles described:

Callon’s TSR Percentile Rank Among the Peer Companies	PSUs Vesting as a Percentage of Target
>=90th Percentile	200%
70th Percentile	150%
50th Percentile	100%
30th Percentile	50%
<30th Percentile	0%
If the Company's TSR is negative during the performance period the payout will be capped at 100% of target. The vested PSUs will pay out 50% in cash and 50% in shares of the Company's common stock.
Vesting of 2016-2018 Performance Awards
In May 2016, our Compensation Committee granted PSUs to the executive officers that vested on December 31, 2018. Under the provisions of these awards, the awards were subject to our relative TSR performance compared with the TSR of the peer companies specified in the award agreement. The Company's TSR during the performance period ranked fifth relative to the 13 peer companies, resulting in vesting of 142% of the target PSUs awarded. Vested units were paid 50% in cash and 50% in Company common stock.
The table below summarizes the PSUs earned by the executive officers for the 2016-2018 performance period:

NEO	Target Number of PSUs	Percent of Target PSUs Earned	Actual Vested PSUs (Settled 50% Cash and 50% Shares)
Joseph C. Gatto, Jr.	65,100	142%	92,442
James P. Ulm, II(a)	—	—	—
Michol L. Ecklund(a)	—	—	—
Correne S. Loeffler(a)	—	—	—
Mitzi P. Conn	17,902	142%	25,420
Gary A. Newberry	65,100	142%	92,442

(a)	Executive was not employed by the Company in May 2016 when award was granted.
Other Compensation
Perquisites and Other Benefits
Benefits represent a relatively small part of our overall compensation package; however, these benefits help attract and retain senior level executives. We review these benefits annually to ensure that they are competitive with industry norms. We provide benefits commonly offered in the oil and gas E&P industry to all of our employees. These benefits consist of:

•	Group medical and dental insurance program for employees and their qualified dependents;

•	Group life insurance for employees and their spouses;

•	Accidental death and dismemberment coverage for employees;

•	Long-term disability coverage;

•	Callon's sponsored cafeteria plan; and

•	401(k) employee savings and protection plan.

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We pay the full costs of these benefits, including the 401(k) plan administration, for all employees. Employee life insurance amounts that surpass the Internal Revenue Service maximum are treated as additional compensation to all employees.
Under our 401(k) plan, employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. The Company provides contributions for qualified employees, including NEOs, of 5% of the employee’s IRS eligible salary. We also match employee deferral amounts, including amounts deferred by NEOs, up to a maximum of 5% of IRS eligible salary.
Our NEOs are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide our executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the Internal Revenue Service’s annual lease value method for personal use of the vehicle. The costs associated with these benefits for the NEOs are reported as “Other Compensation” in the Summary Compensation Table. The Committee believes these perquisites are modest, yet competitive with the perquisites provided to similarly situated oil and gas industry executives.
Change in Control Severance Protection
We have no employment agreements with our executive officers, but we do provide change in control severance compensation agreements (“SCAs”) with each of our executive officers that provide certain protections upon a change in control. The Committee believes that SCAs serve shareholders’ best interests by diminishing potential distractions for our executive officers in the event of a potential corporate restructuring or change in control transaction. These protections also help ensure continuity of management in the event of certain corporate transactions. However, the Committee believes that executives should not be unduly enriched, and all benefits under the SCAs require a "double trigger." For a more detailed explanation of the SCAs, including amendments adopted as of January 1, 2019, please see “Employment Agreements, Termination of Employment and Change in Control (“CIC”) Arrangements” on page 50.
Stock Ownership Guidelines
Consistent with its goal of driving long-term value creation for our shareholders, the Committee’s stock ownership guidelines require significant stock ownership by the executive officers and directors. The Committee believes that requiring meaningful stock ownership by our executive officers and directors is an important way to further align their interests with the interests of our shareholders and discourage undue risk taking. Accordingly, the Committee has adopted a stock ownership policy which applies to the CEO, the other executive officers and outside directors as described below. The guidelines require the executive officers and directors to hold the following amounts of our stock:

Executive Officers/Directors	Required Common Stock Ownership as a Multiple of Annual Base Salary / Annual Retainer
CEO	6x
Directors	5x
Other Executive Officers	2x
The Committee evaluates compliance with these guidelines on an annual basis. For purposes of the guidelines, shares owned indirectly, shares in the executive officer's 401(k) plan and any unvested time-based RSUs are included. The value of unvested PSUs is excluded.
Each executive officer has a transition period of five years from the date the individual becomes subject to the guidelines to attain the required investment position. If an executive officer becomes subject to a greater ownership requirement due to a promotion or an increase in salary, the executive officer will be expected to attain the higher level within three years of the change.
Each outside director is required to achieve the ownership requirement within five years following their election as a director.
All participants are currently in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period.

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Internal Revenue Service Limitations
Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to compensation paid to each covered employee. For years prior to 2018, an exception to the deduction limit for compensation qualified as “performance-based.” The enactment of the Tax Cuts and Jobs Act on December 22, 2017 repealed the "performance-based" exemption from Section 162(m)‘s deduction limit. In addition, the limitation on deductibility was expanded to include any individual who is an NEO in 2017 or any later calendar year. As a result, compensation paid to our NEOs in excess of $1 million will not be deductible for years subsequent to 2017, subject to limited transition relief for arrangements in place as of November 2, 2017. Despite the change in law, the Committee intends to continue to consider the deductibility of compensation and to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders.
Insider Trading Policy
The Company’s Board has adopted a comprehensive Insider Trading Policy for employees and directors to promote compliance with federal and state securities laws. The policy prohibits certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management. In addition, this Insider Trading Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Insider Trading Policy. Officers, directors, and designated employees, as well as the family members and controlled entities of such persons, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from our General Counsel.
Under the Insider Trading Policy, directors, executive officers and other employees are prohibited from entering into any hedging or monetization transactions relating to Callon's securities or otherwise trading in any instrument relating to the future securities' price. This Insider Trading Policy also prevents directors and executive officers from pledging Callon common stock as collateral for loans or holding Callon securities in a margin account.
Recoupment Policy
We have no recoupment policy applicable to annual incentive bonuses or LTI awards other than those required under Sarbanes-Oxley legislation, though the Committee regularly evaluates the need to adopt such a policy.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Exchange Act, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement relating to the 2019 Annual Meeting of Shareholders.
Respectfully submitted by the Compensation Committee of the Board of Directors,
Matthew R. Bob, Chairman
Michael L. Finch
L. Richard Flury
Anthony J. Nocchiero
James M. Trimble

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Executive Compensation Tables
Summary Compensation Table
The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2011 Omnibus Incentive Plan and the 2018 Omnibus Incentive Plan (approved by shareholders in 2018), contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal years 2018, 2017 and 2016 compensation awarded to, earned by or paid to the Company’s NEOs, in each case for the years in which these individuals constituted "named executive officers" under SEC rules. This includes all individuals who served as the Company's CEO or CFO during 2018, the three other most highly compensated executive officers serving at the end of the fiscal year, and our former Chief Operating Officer who would have been in the top three but stepped down from the role prior to year-end:

Name and Principal Position	Year	Salary		Bonus(a)	Stock Awards		All Other Compensation(b)	Total
Joseph C. Gatto, Jr.(c) President & CEO	2018	$666,346	(d)	$980,000	$3,899,990	(e)	$31,430	$5,577,766
	2017	$494,568		$690,000	$2,599,998		$41,816	$3,826,382
	2016	$367,308		$630,000	$1,907,000		$35,948	$2,940,256
James P. Ulm, II(f) Senior Vice President & CFO	2018	$465,000		$585,900	$1,062,000	(e)	$39,245	$2,152,145
	2017	$17,885		$52,000	$989,100		$0	$1,058,985
Michol L. Ecklund(g) Senior Vice President, General Counsel & Corporate Secretary	2018	$340,577	(h)	$343,000	$700,000	(e)	$38,131	$1,421,708
Correne S. Loeffler(i) Vice President - Finance & Treasurer	2018	$259,615	(j)	$259,700	$357,993	(e)	$31,167	$908,475
	2017	$164,904		$176,400	$537,239		$3,710	$882,253
Mitzi P. Conn(k) Vice President & Chief Accounting Officer	2018	$239,615	(l)	$240,100	$330,990	(e)	$30,987	$841,692
	2017	$225,000		$189,000	$329,997		$30,118	$774,115
	2016	$198,370		$250,000	$471,400		$28,811	$948,581
Gary A. Newberry(m) Former SVP & Chief Operating Officer	2018	$475,000		$665,000	$2,099,999	(e)	$45,361	$3,285,360
	2017	$440,529		$570,000	$2,799,995		$41,171	$3,851,695
	2016	$367,308		$630,000	$1,907,000		$40,613	$2,944,921

(a)	Cash bonus awarded in first quarter of following year in recognition of previous year's performance. See "Performance-Based Annual Cash Incentive" in the CD&A above for further information.

(b)	See the "Table of All Other Compensation” below and related footnotes for reconciliation.

(c)	Mr. Gatto was promoted to Chief Executive Officer in May 2017.

(d)	Mr. Gatto's salary was increased from $575,000 to $700,000 in March 2018. See page 37 for more information.

(e)
Represents the grant date fair value of the RSUs and PSUs granted to the NEOs on May 10, 2018, computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

(f)	Mr. Ulm began serving as our Chief Financial Officer in December 2017.

(g)	Ms. Ecklund was not an NEO prior to 2018.

(h)	Effective April 2, 2018, Ms. Ecklund's salary was increased from $315,000 to $350,000.

(i)	Ms. Loeffler began serving as our Treasurer in April 2017.

(j)	During April 2018, Ms. Loeffler's salary was increased from $245,000 to $265,000.

(k)	Ms. Conn was promoted to Vice President and Chief Accounting Officer in August 2016.

(l)	During April 2018, Ms. Conn's salary was increased from $225,000 to $245,000.

(m)	Mr. Newberry was promoted to Chief Operating Officer in August 2016.

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Table of All Other Compensation

NEO	Year	Company Contributions to 401(k)(a)	Company Provided Auto(b)	Total
Joseph C. Gatto, Jr.	2018	$25,000	$6,430	$31,430
	2017	$31,500	$10,316	$41,816
	2016	$26,500	$9,448	$35,948
James P. Ulm, II	2018	$26,493	$12,752	$39,245
	2017	$0	$0	$0
Michol L. Ecklund	2018	$25,312	$12,819	$38,131
Correne S. Loeffler	2018	$25,902	$5,265	$31,167
	2017	$3,710	$0	$3,710
Mitzi P. Conn	2018	$23,961	$7,026	$30,987
	2017	$22,500	$7,618	$30,118
	2016	$20,212	$8,599	$28,811
Gary A. Newberry	2018	$27,500	$17,861	$45,361
	2017	$27,000	$14,171	$41,171
	2016	$26,500	$14,113	$40,613

(a)
Subject to IRS limits, Company contributions to each employee's 401(k) account consist of a 5% non-matching contribution plus a matching contribution at the rate of 0.625% in cash for every 1% that the participant deferred up to 5%.

(b)	Represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS rules.

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Grants of Plan-Based Awards During 2018
The following table presents grants of equity awards during the fiscal year ending December 31, 2018:

		Estimated Future Payouts Under Equity Incentive Plan Awards(a)
NEO	Grant Date	Threshold	Target	Maximum	Other Awards (Shares or Units)(b)	Grant Date Fair Value(c)
Joseph C. Gatto, Jr.	5/10/2018	—	—	—	110,169	$1,559,993
	5/10/2018	—	165,254	330,508	—	$2,339,997

James P. Ulm, II(d)	5/10/2018	—	75,000	150,000	—	$1,062,000

Michol L. Ecklund	5/10/2018	—	—	—	19,773	$279,986
	5/10/2018	—	29,662	59,324	—	$420,014

Correne S. Loeffler	5/10/2018	—	—	—	10,112	$143,186
	5/10/2018	—	15,170	30,340	—	$214,807

Mitzi P. Conn	5/10/2018	—	—	—	9,349	$132,382
	5/10/2018	—	14,026	28,052	—	$198,608

Gary A. Newberry	5/10/2018	—	—	—	59,321	$839,986
	5/10/2018	—	88,984	177,968	—	$1,260,013

(a)	Amounts represent PSUs payable 50% in cash and 50% in stock on the vesting date, currently scheduled for December 31, 2020. See "PSU Program" in the CD&A above for further details.

(b)	Amounts represent RSUs granted to our NEOs on May 10, 2018. These awards are scheduled to vest in equal installments on June 1, 2019, 2020, and 2021, subject to the NEO's continued service.

(c)
This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in footnotes 9 and 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

(d)	Mr. Ulm received an award of 90,000 RSUs when he joined the Company in December 2017. He did not receive an RSU award in 2018.
Stock-Based Incentive Compensation Plans
The 2011 Omnibus Incentive Plan (the "2011 Plan") was approved by shareholders on May 12, 2011 and amended on May 14, 2015. The 2018 Omnibus Incentive Plan (the "2018 Plan") was approved by shareholders on May 10, 2018. Awards available under each of the 2011 Plan and the 2018 Plan include grants of stock options, stock appreciation rights or units, restricted stock, RSUs, and performance shares or units. As of May 10, 2018, no more shares will be issued from the 2011 Plan and the remaining 1,322,742 shares authorized and available for issuance under the 2011 Plan will be transferred into the 2018 Plan. Shares, which would otherwise become available for issuance under the 2011 Plan as a result of vesting and/or forfeiture of any equity awards existing prior to the effective date of the 2018 Plan, will increase the authorized shares available to the 2018 Plan. As of March 15, 2019, 7,811,037 shares remain unissued in the 2018 Plan.

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Outstanding Equity Awards at Fiscal Year-End
The following table contains information concerning all outstanding equity awards that were held as of December 31, 2018 for the NEOs:

	Stock Awards
NEO	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)
Joseph C. Gatto, Jr.	36,890	(b)	$239,416	—		$0
	—		$0	6,510	(c)	$42,250
	50,000	(d)	$324,500	—		$0
	42,868	(e)	$278,213	—		$0
	80,098	(f)	$519,836	—		$0
	110,169	(g)	$714,997	—		$0
	—		$0	32,152	(h)	$208,666
	—		$0	32,152	(i)	$208,666
	—		$0	82,627	(j)	$536,249
	—		$0	82,627	(k)	$536,249
James P. Ulm, II	90,000	(l)	$584,100	—		$0
	—		$0	37,500	(j)	$243,375
	—		$0	37,500	(k)	$243,375
Michol L. Ecklund	37,500	(m)	$243,375	—		$0
	19,773	(g)	$128,327	—		$0
	—		$0	14,831	(j)	$96,253
	—		$0	14,831	(k)	$96,253
Correne S. Loeffler	23,333	(n)	$151,431	—		$0
	7,068	(e)	$45,871	—		$0
	10,112	(g)	$65,627	—		$0
	—		$0	3,030	(h)	$19,655
	—		$0	7,585	(j)	$49,227
	—		$0	7,585	(k)	$49,227
Mitzi P. Conn	10,145	(b)	$65,841	—		$0
	—		$0	1,790	(c)	$11,617
	10,000	(d)	$64,900	—		$0
	10,881	(e)	$70,618	—		$0
	9,349	(g)	$60,675	—		$0
	—		$0	8,162	(h)	$52,971
	—		$0	8,162	(i)	$52,971
	—		$0	7,013	(j)	$45,514
	—		$0	7,013	(k)	$45,514
Gary A. Newberry	36,890	(b)	$239,416	—		$0
	—		$0	6,510	(c)	$42,250
	50,000	(d)	$324,500	—		$0
	42,868	(e)	$278,213	—		$0
	59,321	(g)	$384,993	—		$0
	—		$0	32,152	(h)	$208,666
	—		$0	32,152	(i)	$208,666
	—		$0	44,492	(j)	$288,753
	—		$0	44,492	(k)	$288,753
	138,632	(o)	$899,722	—		$0

(a)	Amounts calculated using the closing price of $6.49 per share of our common stock on the last trading day of 2018.

(b)	Stock settleable RSUs awarded on May 13, 2016 subject to cliff vesting on May 13, 2019.

(c)	Cash settleable RSUs awarded on May 13, 2016 subject to cliff vesting on May 13, 2019.

(d)	Stock settleable RSUs awarded August 24, 2016 subject to cliff vesting on August 24, 2019.

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(e)	Stock settleable RSUs awarded on May 11, 2017 subject to cliff vesting on May 11, 2020.

(f)
Stock settleable RSUs awarded to Mr. Gatto upon his promotion to CEO on July 11, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on July 1, 2018. The second tranche will vest on July 1, 2019. The third and final tranche will vest on July 1, 2020.

(g)
Stock settleable RSUs awarded on May 10, 2018 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on June 1, 2019. The second tranche will vest on June 1, 2020. The third and final tranche will vest on June 1, 2021.

(h)
Stock settleable PSUs awarded on May 11, 2017 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from May 2017 through December 31, 2019. The number of units subject to vest under this award can range from 0% to 200%.

(i)
Cash settleable PSUs awarded on May 11, 2017 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from May 2017 through December 31, 2019. The number of units subject to vest under this award can range from 0% to 200%.

(j)
Stock settleable PSUs awarded on May 10, 2018 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from May 2018 through December 31, 2020. The number of units subject to vest under this award can range from 0% to 200%.

(k)
Cash settleable RSUs awarded on May 10, 2018 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from May 2018 through December 31, 2020. The number of units subject to vest under this award can range from 0% to 200%.

(l) Stock settleable RSUs awarded to Mr. Ulm upon his hiring on December 11, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2019. The second tranche will vest on January 1, 2020. The third and final tranche will vest on January 1, 2021.
(m) Stock settleable RSUs awarded to Ms. Ecklund upon her hiring on November 6, 2018 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2019. The second tranche will vest on January 1, 2020. The third and final tranche will vest on January 1, 2021.

(n)
Stock settleable RSUs awarded to Ms. Loeffler upon her hiring on April 24, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on March 1, 2018. The second tranche vested on March 1, 2019. The third and final tranche will vest on March 1, 2020.

(o)
Stock settleable RSUs awarded to Mr. Newberry on July 11, 2017 subject to three-year ratable vesting with one-half vesting on the second year subsequent to the award year. The first tranche will vest on July 1, 2019; and the second and final tranche will vest on July 1, 2020.

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Stock Vested
The following table provides information about the value realized by the NEOs on vesting of RSUs and PSUs during 2018:

	Stock Awards(a)
NEO	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting $(b)
Joseph C. Gatto, Jr.	46,221	(c)	$299,974
	—		$299,974	(d)
	24,848	(e)	$344,145
	—		$61,127	(f)
	40,050	(g)	$430,137
James P. Ulm, II(h)	—		$0
Michol L. Ecklund(h)	—		$0
Correne S. Loeffler	11,667	(i)	$125,304
Mitzi P. Conn	12,710	(c)	$82,488
	—		$82,488	(d)
	12,424	(e)	$172,072
	—		$30,557	(f)
Gary A. Newberry	46,221	(c)	$299,974
	—		$299,974	(d)
	24,848	(e)	$344,145
	—		$61,127	(f)

(a)	No options were awarded, outstanding, expired, or exercised by any NEO in 2018.

(b)
Except as otherwise indicated, represents the aggregate dollar amount realized on the date of vesting, based on the closing market price per share of Company common stock on the vesting date or last business day prior to the vesting date if such date fell on a weekend or holiday.

(c)	Represents PSUs awarded on May 13, 2016 that settled in stock on December 31, 2018.

(d)	Represents PSUs awarded on May 13, 2016 that settled in cash on December 31, 2018, which include amounts as follows: Mr. Gatto - 46,221, Ms. Conn - 12,710, and Mr. Newberry - 46,221.

(e)	Represents RSUs awarded on May 14, 2015 that settled in stock on the May 14, 2018 vesting date.

(f)	Represents RSUs awarded on May 14, 2015 that settled in cash on the May 14, 2018 vesting date, which include amounts as follows: Mr. Gatto - 4,385, Ms. Conn - 2,192, and Mr. Newberry - 4,385.

(g)	Represents RSUs awarded on July 11, 2017; the first tranche of which vested on July 11, 2018.

(h)	NEO had no stock vest during 2018.

(i)	Represents RSUs awarded on April 24, 2017; the first tranche of which vested on March 1, 2018.

CALLON PETROLEUM      49

EXECUTIVE COMPENSATION

Employment Agreements, Termination of Employment and Change in Control Arrangements
Employment Agreements
We do not have employment agreements with any of our executive officers.
Severance Compensation Agreements
We entered into amended Change in Control Severance Compensation Agreements (“SCA”) with each of our NEOs effective as of January 1, 2019. The SCA will terminate, except to the extent that any obligation of Callon thereunder remains unpaid as of such time, upon the earliest of (i) December 31, 2019, except that, on each anniversary date thereafter, the expiration date will automatically be extended for one additional year unless, as of such date and prior to such anniversary date, either party has given proper written notice that it does not wish to extend the SCA, but in no event will the expiration date be earlier than the second anniversary of the effective date of a change in control; (ii) the termination of the NEOs employment with Callon based on death, disability (as defined in the SCA), or cause (as defined in the SCA); (iii) the voluntary resignation of the NEOs for any reason other than a post-change in control resignation for good reason (as defined in the SCA); and (iv) any resignation of the NEO prior to a change in control.
Pursuant to the SCA, if the executive is terminated without cause by Callon or for good reason by him within two years following a change in control of Callon (or in certain cases, prior to a change in control), then the executive is entitled to a single lump-sum cash payment equal to an SCA multiple times the sum of (i) the annual base salary in effect immediately prior to the change in control or, if higher, in effect immediately prior to the separation from service, and (ii) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the change in control or termination occurs. For Mr. Gatto, the SCA multiple is three times. For the other NEOs, the SCA multiple is two times. The SCAs also provide that in the event an NEO is eligible for benefits due to a “double trigger” termination, any outstanding equity awards then held by the NEO shall vest in full with any performance-based awards earned at the level specified in the applicable award agreement or, if not specified, at the target level. In addition, we must maintain at our expense until twenty-four months after a separation from service all medical, dental, and health insurance coverage. A change in control as generally defined in the SCA occurs when (i) any person or group of persons acting in concert becomes the beneficial owner of more than 50% of our outstanding common stock; (ii) our shareholders cause a change in the majority of the members of the Board within a thirty-six month period; (iii) there is a change in control in ownership of at least 40% of Company assets; or (iv) a third party acquires more than 30% of the voting power of our common stock in a twelve month period.
The SCAs incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. If any SCA payment is subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the “net-best” provision included in the SCA is appropriate.

50      CALLON PETROLEUM

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control
The following table shows the estimated gross taxable compensation payable upon termination following a change in control or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2018. In presenting this disclosure, we describe amounts earned through December 31, 2018 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from us, the estimates are of the amounts which would be paid out to the executives upon their termination.

NEO / Reason for Termination	Base Salary(a)	Cash Bonus(a)	Accelerated Stock Award Vesting(b)	Continued Employee Benefits(c)	Total
Joseph C. Gatto, Jr. - CIC(d)	$2,100,000	$2,100,000	$4,031,547	$46,763	$8,278,310
Death, Disability or Retirement(e)	$0	$0	$4,031,547	$0	$4,031,547
James P. Ulm, II - CIC(d)	$930,000	$837,000	$1,070,850	$46,763	$2,884,613
Death, Disability or Retirement(e)	$0	$0	$1,070,850	$0	$1,070,850
Michol L. Ecklund - CIC(d)	$700,000	$490,000	$564,208	$46,763	$1,800,971
Death, Disability or Retirement(e)	$0	$0	$564,208	$0	$564,208
Correne S. Loeffler - CIC(d)	$530,000	$371,000	$381,050	$46,414	$1,328,464
Death, Disability or Retirement(e)	$0	$0	$381,050	$0	$381,050
Mitzi P. Conn - CIC(d)	$490,000	$439,000	$586,806	$46,214	$1,562,020
Death, Disability or Retirement(e)	$0	$0	$586,806	$0	$586,806
Gary A. Newberry(f) - CIC(d)	$950,000	$1,200,000	$3,586,432	$33,429	$5,769,861
Death, Disability or Retirement(e)	$0	$0	$3,586,432	$0	$3,586,432

(a)
In accordance with Mr. Gatto’s SCA, the computation uses a three-year multiple with respect to the severance amount relating to salary and target bonus, while a two-year multiple is used for the other NEOs. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”

(b)	The amounts are calculated based on unvested stock awards at December 31, 2018 using the closing price of $6.49 per share of our common stock on the last trading day of 2018.

(c)	Benefits consist of twenty-four months of employer provided family medical and dental insurance and disability and life insurance for the NEOs in the table.

(d)	We entered into a Severance Compensation Agreement with each of the NEOs listed in the table above. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”

(e)
“Disability” is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee’s attainment of age 55 with at least 10 years of service.

(f)
Gary A. Newberry retired from the Company effective January 31, 2019 and is no longer eligible to receive any payment upon termination following a change in control or upon death, disability or retirement.

Pension and Non-Qualified Deferred Compensation Plans.
We sponsor a 401(k) plan for all eligible employees, including the NEOs as described on page 42. We do not sponsor any qualified or non-qualified defined benefit plans, or any non-qualified defined contribution plan. The Board or Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans or non-qualified defined contribution plans in the future if it determines that doing so is in the Company’s best interest.

CALLON PETROLEUM      51

EXECUTIVE COMPENSATION

CEO Pay Ratio
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are disclosing here that the ratio of our median employee’s compensation to the compensation of our Chief Executive Officer (CEO) is 40:1.
In order to find the median employee, we used the sum of the base salary and bonus, including any overtime or commission that was paid to the employee. Furthermore, we annualized the bonus, base salary, and any overtime for employees that were not employed the entire 2018 year, other than for temporary and seasonal employees. We identified the median employee from the employee population as of December 31, 2018.
In accordance with SEC rules, we then determined the annual total compensation of our median employee for 2018, which was $137,712. This amount represents the total compensation that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(x) of Regulation S-K for the median employee if the employee had been a Named Executive Officer for fiscal year 2018. For purposes of calculating the ratio, an additional value of $2,789 was included in the annual compensation for non-discriminatory benefits bringing the annual total compensation to $140,501.
We determined the amount of the CEO’s annual total compensation was $5,577,766 which represents the amount reported for the CEO in the “Total” column of our 2018 Summary Compensation Table. For purposes of the ratio, an additional value of $23,882 was included in the annual total compensation for non-discriminatory benefits to bring the value to $5,601,148.
Based on the foregoing, for 2018 the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO is 40:1.
Callon’s CEO Pay Ratio increased from 2017 to 2018 due to several contributing factors. The 2018 Pay Ratio reflects increases in the salary and target long-term incentive value for the CEO that were approved by the Compensation Committee in 2018 in order to better align his compensation with the competitive market, reflect his tenure in the role, and reward performance. In addition, the employee selected as our median employee for the ratio comparison did not receive a long-term incentive award from the Company in 2018 because she commenced employment in the middle of the 2018 calendar year. For this reason, we have calculated an additional pay ratio that includes an estimated amount of long-term incentive value that the median employee would have been awarded for calendar year 2018 had she been employed on the long-term incentive award grant date. If the estimated long-term incentive amount had been included in the median employee’s total compensation, then the pay ratio would have been 32:1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records.

52      CALLON PETROLEUM

Proposal 3 Ratification of the Appointment of the Independent Registered Public Accounting Firm, Grant Thornton LLP, for 2019
The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
•    The Board and the Audit Committee believe the retention of Grant Thornton LLP is in the best interests of Callon and its shareholders based on the information presented below.

The Audit Committee has appointed Grant Thornton LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. We are asking shareholders to ratify this appointment. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since being appointed effective March 3, 2016. A representative of Grant Thornton LLP will be present at the 2019 Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.
Fees
The following table sets forth the fees incurred by us for services performed by Grant Thornton LLP in the fiscal years 2017 and 2018:

Fee Category	2017	2018
Audit fees(a)	$817,789	$959,652
Audit-related fees(b)	$0	$0
Tax fees(c)	$15,900	$21,647
All other fees(d)	$0	$0
Total	$833,689	$993,499

(a)
Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(b)
Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit” fees.

(c)
Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(d)	Other fees consist of the aggregate fees billed for professional services other than the services reported above.
Pre-approval policy
The Audit Committee pre-approves all audit and permissible non-audit services (including the fees and terms thereof) exceeding $25,000 to be performed on behalf of the Company by our independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to grant pre-approvals are consistent with the terms of the delegation and the Audit Committee Charter and are presented to the full Committee at its next scheduled meeting.

CALLON PETROLEUM      53

PROPOSAL 3

Voting Standard
The submission of this matter for approval by shareholders is not legally required. However, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. Although the results of the vote are not binding on the Audit Committee, if the appointment is not ratified the Audit Committee will consider whether it should select another independent registered public accounting firm.
This proposal will be approved if it receives the affirmative vote of a majority of shares of our common stock present and entitled to vote at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. Abstentions will have the effect as a vote cast against this proposal.

The Board recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

54      CALLON PETROLEUM

PROPOSAL 3

Audit Committee Report
Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2018, with management and Grant Thornton LLP, and recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. This recommendation was based on:

•	The Audit Committee’s review of the audited financial statements;

•	Discussion of the financial statements with management;

•
Discussion with our independent registered public accounting firm, Grant Thornton LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

•	Receipt from Grant Thornton LLP of the written disclosures and letter required by Public Company Accounting Standards Board Rule 3526 (Communications with Audit Committees Concerning Independence);

•	Discussions with Grant Thornton LLP regarding its independence from Callon, our Board and our management;

•
Grant Thornton LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, our financial position and the results of our operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and

•	Other matters the Audit Committee deemed relevant and appropriate.
Management is responsible for the preparation, presentation and integrity of our consolidated financial statements in accordance with Generally Accepted Accounting Principles ("GAAP"), the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP, or that Grant Thornton LLP is in fact independent.
Respectfully submitted by the Audit Committee of the Board of Directors,
Anthony J. Nocchiero, Chairman
Barbara J. Faulkenberry
Michael L. Finch
L. Richard Flury
Larry D. McVay

CALLON PETROLEUM      55

OTHER MATTERS
Beneficial Ownership of Securities
Principal Shareholders and Management
The following table sets forth beneficial ownership information with respect to our common stock as of March 15, 2019, for (i) each person known by us to own beneficially 5% or more of our outstanding common stock; (ii) each of our named executive officers referenced in the Summary Compensation Table, (iii) each of our directors and nominees for director, and (iv) all of our directors and executive officers as of March 15, 2019, as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of the Record Date or, in the case of our executive officers and directors, has been provided to us by such individuals. As of March 15, 2019, the Company had 227,884,091 shares outstanding.
None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our Insider Trading Policy prohibits our executive officers and directors from holding Callon securities in a margin account or pledging Callon securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares (#)	Percent of Class
Holders of More Than 5%:
BlackRock, Inc.(2)	26,888,623	11.8%
The Vanguard Group, Inc.(3)	20,839,300	9.2%
State Street Corporation(4)	13,961,168	6.1%
Wellington Management Group, LLP(5)	13,450,287	5.9%
Named Executive Officers:
Joseph C. Gatto, Jr.(6)	282,968	*
James P. Ulm, II(7)	22,269	*
Michol L. Ecklund(8)	9,396	*
Correne S. Loeffler(9)	17,444	*
Mitzi P. Conn(10)	85,215	*
Gary A. Newberry(11)	547,080	*
Directors:
Matthew R. Bob(12)	77,915	*
Barbara J. Faulkenberry(13)	12,277	*
Michael L. Finch(14)	46,365	*
L. Richard Flury(15)	225,620	*
Larry D. McVay(16)	166,900	*
Anthony J. Nocchiero(17)	135,771	*
James M. Trimble(18)	58,915	*
All Executive Officers and Directors as a Group (consisting of 14 persons)(19)	1,294,271	*

*	Less than 1%

(1)
The amounts shown for our Directors and Named Executive Officers include, as of March 15, 2019: (a) shares of common stock held under Callon’s 401(k) Plan for the accounts of participants; (b) shares of common stock owned outright by the individual; and (c) shares of common stock that may be acquired within 60 days through the vesting or settlement of certain restricted stock units, if any. Until restricted stock units vest, these individuals have neither voting nor investment power over the underlying shares of common stock. As of March 15, 2019, none of the directors or executive officers held any stock options to purchase shares of Company stock.

CALLON PETROLEUM      56

OTHER MATTERS

(2)
BlackRock, Inc. (BlackRock), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock has sole voting power over 26,094,734 shares and sole dispositive power over 26,888,623 shares. BlackRock does not have shared voting or shared dispositive power over any of the shares. BlackRock’s address is 55 East 52nd St., New York, NY 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G filed on January 30, 2019.

(3)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, along with certain of its wholly-owned subsidiaries that serve as investment managers. Vanguard has sole voting power over 223,726 shares, shared voting power over 40,735 shares, sole dispositive power over 20,596,963 shares and shared dispositive power over 242,337 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 11, 2019.

(4)
State Street Corp. ("State Street"), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares, along with certain of its wholly-owned subsidiaries that serve as investment managers. State Street has shared voting power over 13,035,022 shares and shared dispositive power over 13,961,168 shares. State Street does not have sole voting or sole dispositive power over any shares. State Street's principal business address is State Street Financial Center, One Lincoln St., Boston, MA 02111. This information is based on State Street's most recent Statement on Schedule 13G filed with the SEC on February 11, 2019.

(5)
Wellington Management Group LLP ("Wellington"), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares, which are owned of record by clients of one or more investment advisors directly or indirectly owned by Wellington. Wellington does not have sole voting power or sole dispositive power over any shares. It has shared voting power over 6,107,299 shares and shared dispositive power over 13,450,287 shares. Wellington’s address is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210. This information is based on Wellington’s most recent Statement on Schedule 13G filed jointly on February 14, 2019, with Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP.

(6)
Comprised of 222,935 shares held directly by Mr. Gatto, 23,143 shares held indirectly within the Company's Employee Savings and Protection Plan (the 401(k) Plan"), and 36,890 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 1,500 shares of the Company's Preferred Series A Stock, 494,436 unvested restricted stock units payable in stock, 6,510 unvested restricted stock units payable in cash, and 546,512 unvested performance stock units payable in 50% stock and 50% cash.

(7)
Comprised of 21,695 shares held directly by Mr. Ulm and 574 shares held indirectly within the 401(k) Plan. Does not include 145,700 unvested restricted stock units payable in stock and 203,550 unvested performance stock units payable in 50% stock and 50% cash.

(8)
Comprised of 8,793 shares held directly by Ms. Ecklund and 603 shares held indirectly within the 401(k) Plan. Does not include 93,913 unvested restricted stock units payable in stock and 103,372 unvested performance stock units payable in 50% stock and 50% cash.

(9)
Comprised of 16,716 shares held directly by Ms. Loeffler and 728 shares held indirectly within the 401(k) Plan. Does not include 49,483 unvested restricted stock units payable in stock and 49,160 unvested performance stock units payable in 50% stock and 50% cash.

(10)
Comprised of 50,368 shares held directly by Ms. Conn, 24,702 shares held indirectly within the 401(k) Plan, and 10,145 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 48,115 unvested restricted stock units payable in stock, 1,790 unvested restricted stock units payable in cash, and 57,182 unvested performance stock units payable in 50% stock and 50% cash.

(11)
Comprised of 448,406 shares held directly by Mr. Newberry, 240,822 of which shares fully vested upon his retirement effective January 31, 2019, 61,784 shares held indirectly within the 401(k) Plan, and 36,890 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 119,316 unvested restricted stock units payable in stock, 6,510 unvested restricted stock units payable in cash, and 53,288 unvested performance stock units payable in 50% stock and 50% cash.

(12)
Comprised of 58,447 shares held directly by Mr. Bob and 19,468 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 3,706 unvested restricted stock units payable in stock.

(13)	Comprised of 625 shares held directly by Ms. Faulkenberry and 11,652 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date.

(14)
Comprised of 26,897 shares held directly by Mr. Finch and 19,468 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 3,706 unvested restricted stock units payable in stock.

(15)
Comprised of 195,620 shares held directly by Mr. Flury and 30,000 shares held in a joint tenancy with his spouse, which includes 62,621 deferred RSUs, pursuant to Mr. Flury's election under the Deferred Compensation Plan for Outside Directors, which are payable in cash upon his separation of service as a director. Mr. Flury's deferred RSUs are comprised of 39,447 vested shares and 23,174 unvested shares, of which 19,468 will vest within 60 days of the Record Date.

(16)
Comprised of 147,432 shares held directly by Mr. McVay and 19,468 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 3,706 unvested restricted stock units payable in stock.

(17)
Comprised of 116,303 shares held directly by Mr. Nocchiero and 19,468 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 3,706 unvested restricted stock units payable in stock.

(18)
Comprised of 39,447 shares held directly by Mr. Trimble and 19,468 unvested restricted stock units payable in stock that will vest within 60 days of the Record Date. Does not include 3,706 unvested restricted stock units payable in stock.

(19)
Comprised of 994,446 shares held directly by the Company's executive officers and directors, 30,000 shares held in a joint tenancy, 54,737 shares held indirectly within the Company's 401(k) Plan and 215,088 unvested RSUs payable in stock that will vest within 60 days of the Record Date. The executive officers include Jeffrey Balmer and Jerry Weant, but exclude Gary Newberry.

CALLON PETROLEUM      57

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who own 10% or more of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of these reports. Based solely on our review of these reports received by us during fiscal year 2018, and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with in 2018 and 2019 to date with the exception that Mr. L. Richard Flury had a delinquent Form 5 filing on January 3, 2019 reporting PSUs inadvertently excluded in prior filings that were awarded in 2014-2017.
Certain Relationships and Related Party Transactions
The Board’s Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code of Business Conduct and Ethics provides that an officer’s or a director’s conflict of interest with Callon may only be waived if the Nominating and Corporate Governance Committee approves the waiver and the full Board ratifies the waiver.
For the fiscal year ended 2018, David Newberry, who is the son of Gary Newberry, our former Senior Vice President and Chief Operating Officer, received $213,500 in total compensation as an employee of the Company, which is consistent with market compensation for his services. In addition, David Newberry was eligible to participate in all benefit plans and programs available generally to the Company’s employees.
For the fiscal year ended 2018, Austin Weant, who is the son of Jerry Weant, our Vice President of Land, received $159,366 in total compensation as an employee of the Company, which is consistent with market compensation for his services. In addition, Austin Weant was eligible to participate in all benefit plans and programs available generally to the Company’s employees.
Except for the foregoing, as of December 31, 2018, we are not aware of any related party transactions with our executive officers that require disclosure under Item 404 of Regulation S-K.

58      CALLON PETROLEUM

OTHER MATTERS

Shareholders’ Proposals and Director Nominations for the 2020 Annual Meeting
In order for a proposal to be considered for inclusion in the proxy statement for the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act, such proposal must be received by the Secretary of the Company at our principal executive offices no later than November 29, 2019, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.
For a shareholder proposal to be introduced for consideration at the 2020 Annual Meeting but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), including shareholder nominations for candidates for election as directors, a shareholder must provide written notice of such proposal to Company not later than 120 days nor earlier than 150 days before the date of the 2020 Annual Meeting. Any such notice must describe the shareholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws.
Nominating Process
In accordance with our Certificate of Incorporation, any shareholder may nominate a person for election to the Board upon delivery of written notice to us of such nomination. Such notice must be sent as provided in our Certificate of Incorporation on or before the deadline set forth in our Certificate of Incorporation, and must otherwise comply with the procedures set forth in our Certificate of Incorporation. For nominations at the 2019 Annual Meeting, the Board will consider individuals identified by shareholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:

•
Sufficient biographical information to allow the Nominating and Corporate Governance Committee to evaluate the qualifications of a potential nominee in light of the director nomination procedures and criteria and any other information that would be required to be disclosed in solicitations of proxies for the election of directors;

•	An indication as to whether the proposed nominee will meet the requirements for independence under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) guidelines;

•
A description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the nominating shareholder or beneficial owner and each proposed nominee;

•
A completed and signed questionnaire, representation, and agreement, pursuant to the amended and restated bylaws of the Company (the "Bylaws"), with respect to each nominee for election or re-election to the Board; and

•	The proposed nominee’s written consent to serve if nominated and elected.

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ANNUAL MEETING INFORMATION
Information Concerning Solicitation and Voting
We are providing you this Proxy Statement in connection with the solicitation of proxies by our Board to be voted at the 2019 Annual Meeting of shareholders of Callon Petroleum Company. The Annual Meeting will be held on Thursday, May 9, 2019 at 9:00 a.m. CDT in the Wishmaker Ballroom of the Hotel Zaza, 9787 Katy Freeway, Houston, Texas. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
The Board will primarily solicit proxies by mail, and we will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, to assist us with our solicitation efforts, we have retained the services of Innisfree M&A Incorporated for a fee of approximately $20,000, plus out-of-pocket expenses.
Information About Voting and the Annual Meeting
Who may vote
You may vote if you are the record holder of our common stock as of the close of business on the Record Date. On that date, 227,884,091 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at this meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at our office at 1401 Enclave Parkway, Suite 600, Houston, TX 77077 during normal business hours for a period of ten days prior to the meeting and will also be available for inspection at the Annual Meeting.
Attending the Annual Meeting
If you meet the above criteria to vote at our Annual Meeting, you may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, or copy of your Voting Instruction Form or Notice, indicating that you owned shares of our common stock at the close of business on the Record Date.
For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.
Proposals
Qualifying shareholders will vote on the following three proposals at the meeting:

1)	The election of directors;

2)	Advisory approval of our executive compensation; and

3)	The ratification of the appointment of Grant Thornton LLP.
Notice and access
The Company is furnishing proxy materials to its shareholders through the Internet as permitted under the rules of the SEC. Under these rules, the Company’s shareholders will receive a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the Notice of 2019 Annual Meeting of Shareholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K, often referred to as “notice and access.” We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and distributing our proxy materials. This Notice includes instructions on how to access the proxy materials over the Internet or to request a paper

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ANNUAL MEETING INFORMATION

copy of proxy materials, including a proxy card or voting instruction form. In addition and as described in the Notice, shareholders may request to receive future proxy materials in printed form by mail or electronically by email. A shareholder’s election to receive proxy materials by mail or email will remain in effect until terminated by the shareholder.
The Company's proxy materials were made available by our Board on the Internet on or about March 28, 2019 at https://www.viewproxy.com/CallonPetroleum/2019, which is the cookies-free website described in the Notice. Accordingly, we are sending the Notice to our shareholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about March 28, 2019. Please note that the Notice identifies the Proposals on which shareholders will vote at the meeting, but shareholders cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.
In addition to the proxy materials being available for review at https://www.viewproxy.com/CallonPetroleum/2019, the site contains instructions on how to access the proxy materials on a website or to request free of charge printed materials, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC. On an ongoing basis, shareholders may contact our Corporate Secretary at our principal offices in Houston, Texas to request proxy materials by mail or by e-mail.
Casting your vote
There are three methods for registered shareholders to vote by proxy without attending the Annual Meeting:

1. By Internet
You can vote via the Internet by going to the website address provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 8, 2019. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

2. By Telephone
You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 8, 2019. Voting by telephone is available 24 hours a day.

3. By Mail
If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that we receive it prior to the closing of the polls at the Annual Meeting.

If you receive more than one Notice and/or Proxy Statement then it means that your shares are likely registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive. If you send us a signed proxy card without marking your voting selections, your shares will be voted on each proposal as recommended by our Board, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.
Difference between a “holder of record” and a “street name” holder
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. You will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors and the non-binding advisory proposal on

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ANNUAL MEETING INFORMATION

executive compensation, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you need have questions about how to obtain a legal proxy, please call Innisfree M&A Incorporated toll-free at (888)-750-5834. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.
Revoking a proxy
You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal offices in Houston, Texas before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not necessarily revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.
Recommendation of the Board
The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the election of each of the nominees named in this Proxy Statement to our Board of Directors;

•	“FOR” the approval, on an advisory basis, of our executive compensation; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Counting the vote
We have appointed Alliance Advisors to tabulate and certify the vote.
Quorum
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. We will count your shares for purposes of determining if there is a quorum if either you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.
Required Vote
Proposal 1 - Election of directors
The nominees for election as directors will be elected by a plurality of all votes cast, subject to the Company’s majority voting policy. Because the number of director nominees equals the number of directors to be elected at this Annual Meeting, to be elected, each director must receive a majority of the votes cast. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “withheld.” Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome. This majority voting standard is discussed further under “Proposal 1 - Election of directors - Majority Vote Standard.”
Proposal 2 - Advisory vote to approve NEO compensation
The advisory vote on our executive compensation is non-binding, so no specific vote is required. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional

62      CALLON PETROLEUM

ANNUAL MEETING INFORMATION

fiduciary duty on, us or our Board. However, the views of our shareholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.
Proposal 3 - Ratification of the appointment of the independent registered public accounting firm
The advisory vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2019 fiscal year is non-binding, so no specific vote is required. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. An abstention will have the effect of a vote against this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote in determining the selection of the Company’s independent registered public accounting firm.
Voting Results
We will announce the preliminary voting results at the Annual Meeting and will publish the final voting results in a current report on Form 8-K to be filed with the SEC within four business days of the meeting.
Householding Information
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both we and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this proxy statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.
Financial Statements and Other Available Documents
Financial statements for our most recent fiscal year are contained in the 2018 Annual Report to Shareholders and our Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019. Our Annual Report, our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Charters of Board Committees may be accessed by shareholders on our website at www.callon.com or printed copies are available upon written request to Michol Ecklund, Corporate Secretary at our principal executive office in Houston, Texas.
Other Business
The Board is not aware of any matter to be acted upon at the 2019 Annual Meeting other than those described above. If other business properly comes before the 2019 Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our shareholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All shareholders are urged, regardless of the number of shares owned, to participate in the 2019 Annual Meeting by voting their shares.

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ANNUAL MEETING INFORMATION

By Order of the Board of Directors,

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director	Houston, Texas March 28, 2019

64      CALLON PETROLEUM

APPENDIX A

NON-GAAP RECONCILIATIONS
	Calculation
F&D and Reserve Replacement:	Parameters	2018
Production (Mboe)	(A)	12,018
Proved reserve data (Mboe)
Total Proved extensions, discoveries, and other additions	(B)	84,955
Proved Undeveloped extensions, discoveries, and other additions, net of revisions	(C)	52,526
Proved Undeveloped transfers to Proved Developed	(D)	11,075
Total Proved additions, net of revisions and reclassifications	(E)	113,552
Total Proved extensions, discoveries, and other additions, net of revisions	(F)	82,934
Costs Incurred (in thousands)
Acquisition costs:
Evaluated properties		$347,305
Unevaluated properties		466,816
Development costs	(G)	259,410
Exploration costs	(H)	323,458
Total costs incurred		$1,396,989

Drill-bit F&D costs per Boe (two-stream)	(G + H) / (F)	$7.03
PD F&D per Boe (two-stream)	(G + H) / (B - C + D)	$13.40
Organic reserve replacement ratio	(F) / (A)	690%
All-sources reserve replacement ratio	(E) / (A)	945%

Adjusted EBITDA Reconciliation (in thousands):		2018
Net income		$300,360
Adjustments:
Net (gain) loss on derivatives, net of settlements		(75,818)
Non-cash stock-based compensation expense		6,664
Acquisition expense		5,083
Income tax expense		8,110
Interest expense		2,500
Depreciation, depletion and amortization		184,731
Accretion expense		874
Adjusted EBITDA		$432,504

Net Debt to LTM Adjusted EBITDA (in thousands):		2018
Senior secured revolving credit facility		$200,000
6.125% senior unsecured notes due 2024		600,000
6.375% senior unsecured notes due 2026		400,000
Total principal outstanding		1,200,000
LESS: Unrestricted cash		(16,100)
Net Debt		1,183,900
Adjusted EBITDA		432,504
Acquisitions - pro forma adjustments		54,325
LTM Adjusted EBITDA		$486,829
Net debt to LTM Adjusted EBITDA		2.4x

CALLON PETROLEUM      65

CALLON PETROLEUM COMPANY
ANNUAL MEETING OF SHAREHOLDERS
MAY 9, 2019 AT 9:00 AM CDT

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALLON PETROLEUM COMPANY

The undersigned hereby appoints Michol L. Ecklund, as proxy with full power of substitution and re-substitution, to vote all shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held at the Wishmaker Ballroom of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024 on May 9, 2019 or at any adjournment or postponement thereof, as follows:
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder further hereby ratifies all that the said proxies may do by virtue hereof. If any nominee named on the reverse side is unable to serve or for good cause will not serve as a director, the person named as proxy shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.
The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of the 2019 Annual Meeting of Shareholders and Proxy Statement dated March 28, 2019 and the Annual Report to Shareholders furnished in connection therewith.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 2019.

THE PROXY STATEMENT IS AVAILABLE AT:
HTTP://WWW.VIEWPROXY.COM/CALLONPETROLEUM/2019

									Please mark votes as in this example					☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, AND 3.
1.	Election of Directors:						3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
			FOR ALL	WITHHOLD ALL		FOR ALL EXCEPT
	01	Michael L. Finch	☐	☐		☐		☐	FOR	☐	AGAINST	☐	ABSTAIN
	02	Larry D. McVay				☐	4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

2.	The approval, by non-binding advisory vote, of the compensation of our named executive officers.							MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:						☐
		☐ FOR	☐	AGAINST	☐	ABSTAIN
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Date:

Signature

Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐										CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER
SCAN TO VIEW MATERIALS & VOTE

PROXY VOTING INSTRUCTIONS
Please have your 11 digit control number ready when voting by Internet or Telephone.
If you vote by phone, fax or Internet, please DO NOT mail your proxy card.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALVote.com/CPE	Call 1 (866) 804-9616
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.